As filed with the Securities and Exchange Commission on April 14, 2020   Registration No. 333-236357

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Live Inc.

(Exact name of registrant as specified in its charter)

California	7370	81-4128534
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7702 E Doubletree Ranch Rd, Unit 300

Scottsdale, AZ 85258

Telephone 480-289-9019

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Keith Wong

Chief Executive Officer

7702 E Doubletree Ranch Rd, Unit 300

Scottsdale, AZ 85258

Telephone 480-289-9019

 (Name, address, including zip code, and telephone number, including area code, of agent of service)

 Copies of communications to:

Daniel H. Luciano, Esq.

242A West Valley Brook Road

Califon, New Jersey 07830

Telephone.: 908-832-5546

From time to time after the effective date of this Registration Statement

 (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common stock, $0.0001 par value per share	115,500 shares	$ 0.11	$ 12,705	$1.65

(1) Estimated solely for purposed of calculating the registration fee under Rule 457(a) and (o) of the Securities Act. This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock split, stock dividend, anti-dilution provisions or similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the registrant.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING, PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED April 14, 2020

115,500 SHARES

COMMON STOCK

LIVE INC.

This Prospectus is being furnished to you as a shareholder of Wonder International Education & Investment Group Corporation, an Arizona corporation (“Wonder”), in connection with the planned distribution (the “Distribution”) of 115,500 shares of Live Inc. held by Wonder to the shareholders of Wonder . Immediately following the effectiveness of this registration statement, Wonder will distribute the 115,500 shares of Live Inc. to its shareholders on a ratable basis. Immediately prior to the Distribution, Wonder owned 115,500 shares of common stock of Live Inc. Immediately after the Distribution, Wonder will own no shares of common stock of Live Inc. This registration statement only covers the Distribution and does not cover the resale of such shares by the Wonder shareholders . We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

Neither Live Inc. nor Wonder shareholders are required to vote on or take any other action in connection with the Distribution. We are not asking you for a proxy, and we request that you do not send us a proxy.  Wonder shareholders will not be required to pay any consideration for the common stock they receive in the Distribution, and they will not be required to surrender or exchange any shares in either company that they may hold. We are not selling any shares of common stock and therefore will not receive any proceeds from this offering.

Currently, Mr. Keith Wong is the controlling stockholder of the Company and will continue to be the controlling stockholder post Distribution. He owns approximately 97% of the outstanding common stock at the present time and approximately the same percentage amount of the outstanding common stock following the Distribution. He will receive 77,000 shares out of the total of 115,500 shares (or 66.67% of the shares) issued in the Distribution.

There is currently no public or established market for our shares. Consequently, our shareholders will not be able to sell their shares in any organized market place and may be limited to selling their shares privately. Accordingly, an investment in our Company is an illiquid investment.

We will receive no proceeds from the Distribution.

Upon effectiveness of this Registration Statement, we will be subject to limited reporting obligations under Section 15(d) of the Exchange Act.  In order for us to become a fully reporting company under Section 12(g) of the Exchange Act, we will have to file a Registration Statement on Form 8-A. If we do not become subject to Section 12 of the Exchange Act, under the referenced Section 15(d), we will not be required to comply with (i)  the proxy statement requirements which means shareholders may have less notice of pending matters, and (ii) the Williams Act which requires disclosure of persons or groups that acquire 5% of a company’s publicly traded stock and also regulates tender offers.  In addition, our officer, director and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity. These reports include Form 3, 4 and 5. Therefore, as a shareholder, less information and disclosure concerning these matters will be available to you. In addition, if we fail to become a full reporting company under Section 12(g) of the Exchange Act, our periodic reporting obligations may be automatically suspended in our next fiscal year. At the present time, the Company does not intend to become a full reporting company, however it may elect to do so in the future as circumstances dictate.

This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE OUR SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 9.

 The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, which became law in April 2012 and will be subject to reduced public company reporting requirements.

We are selling the shares without an underwriter and may not be able to sell all or any of the shares offered herein.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY

OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this prospectus is April 14, 2020

TABLE OF CONTENTS
PROSPECTUS SUMMARY	6
SUMMARY OF FINANCIAL DATA	8
THE OFFERING	17
PLAN OF DISTRIBUTION	17
DIVIDEND POLICY	18
MARKET FOR SECURITIES	18
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	20
BUSINESS DESCRIPTION	25
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	36
EXECUTIVE COMPENSATION	40
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	41
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	42
DESCRIPTION OF CAPITAL STOCK	43
SELECTED FINANCIAL DATA	43
SUPPLEMENTARY FINANCIAL INFORMATION	44
EXPERTS	44
LEGAL MATTERS	44
SHARES ELIGIBLE FOR FUTURE SALE	44
WHERE YOU CAN FIND MORE INFORMATION	45

 PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including “Risk Factors” beginning on page 9, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

The Company

Live Inc. (“Company,” “our” or “we”) was formed on September 6, 2016 under the laws of the State of California under the name of Taluhu Inc. We changed our name to Live Inc. on October 3, 2016. We are a cloud based internet company in the business of cloud based platforms in entertainment broadcasting, job search, and discount market. We plan to operate three separate platforms and websites, a job search platform limited to the Philippines, followed by a discount market, and entertainment platforms.

For our job platform, www.Trabahanap.com, we will bring the employers and job hunters together to hire employees and to find jobs. This platform has been developed by the Company and will be marketed by our Philippine partner, ABS-CBN, a large national TV network in the Philippines. It was launched in the Philippines during June 2019.

For our discount market platform, www.ManagerSpecial.com, we will provide a discount market place for the sellers and buyers to find one another for specialized products. Primarily, ManagerSpecial.com will help sellers move products and services that have a limited useful life, such as bakery goods, produce, hotel rooms, and anything thing that has a short expiration date. Sellers usually offer deep discounts to buyers to move their excess inventories. Instead of letting the inventories become worthless after a certain time, we help the sellers turn a total loss to a partial gain. We also help the buyers purchase quality products at a deep discount. We plan to launch ManagerSpecial.com in Arizona during May 2020.

For our entertainment broadcasting platform, www.Talguu.com, each channel will deliver content circumscribed by a specific theme, such as personal health care, do-it-yourself topics, business formation and management, among others. The content will be provided by one or more providers who will produce and deliver the content on one of our channels. The content will be subscribed by individual viewers for a fee or on a gratuity basis. We will receive an agreed percentage of the fees. This platform will be launched in December 2020.

The contents of our websites, www.Talguu.com, www.Trabahanap.com, and www.ManagerSpecial.com are not included in this Registration Statement and are not part of this Prospectus.

Our offices are located at 7702 E. Doubletree Ranch Road, Unit 300, Scottsdale, Arizona 85258. Our telephone number is 480.289-9018.

We are a development stage company. For the nine months ended September 30, 2019, we have generated no revenues and had a loss from operations of $244,845 and as of September 30, 2019, we have a working capital deficit of $799,102. We will need funds from a public or private offering or loans from Mr. Wong to continue our existing operation as well as to implement our Plan of Operations (See “Management's Discussion And Analysis Or Plan Of Operation”). For these and other reasons, our independent auditors have raised substantial doubt about our ability to continue as a going concern. Accordingly, we will require additional financing, including the equity funding sought in this prospectus.

We filed a Form S-1 Registration Statement with the Securities and Exchange Commission which was declared effective on October 31, 2019. The offering (the “Public Offering”) covered by the registration statement seeks to raise a total of $2,500,000 in offering proceeds at a price per share of $3.38. We have not received any funds in connection with this offering.

The Distribution

On December 5, 2019, Wonder entered into a consulting agreement with the Company pursuant to which Wonder received 115,500 shares of common stock of the Company in exchange for certain consulting services to be performed by Wonder. As part of that agreement, the Company agreed to file this registration statement at its own expense to cover the planned distribution ( the “Distribution”) of 115,500 shares of Live Inc. held by Wonder to the shareholders of Wonder. Immediately following the effectiveness of this registration statement, Wonder will distribute the 115,500 shares of Live Inc.

to its shareholders on a ratable basis. Immediately prior to the Distribution, Wonder owns 115,500 shares of common stock of Live Inc. Immediately after the Distribution, Wonder will own no shares of common stock of Live Inc. This registration statement only covers the Distribution and does not cover the resale of such shares by the Wonder shareholders. Mr. Wong is the majority shareholder of Wonder and will receive 77,000 shares out of the total of 115,500 shares (or 66.67% of the shares) issued in the Distribution.

We will receive no proceeds from the Distribution.

Shares covered by the Distribution	A total of 115,500 shares (or 1.38% of our issued and outstanding shares of common stock).
Use of Proceeds	We will not receive any funds from the Distribution. We are obligated however to pay for the costs of the registration statement.
Recipients of Distribution

The shareholders of Wonder will receive the shares of the Distribution on a pro-rata basis. The Company will distribute our shares in book-entry form and thus we will not issue any physical stock certificates.  You will not be required to make any payment for your shares in the Distribution or take any other action to receive your shares of common stock.  A book-entry account statement reflecting your ownership of whole shares of our common stock will be mailed to you, or your brokerage account will be credited the shares, within 30 days of the date of the Distribution.

Certain US Tax Consequences	The value of the Company shares received by the Wonder shareholders is taxable as a dividend.
Public Market

There is no public market for our common stock at this time.  While we plan to find a market maker to file a Rule 211 application with the Financial Industry Regulatory Authority market (“FINRA”) in order to apply for the inclusion of our common stock in QB tier of OTC Markets, such efforts may not be successful and our shares may never be quoted and owners of our common stock may not have a market in which to sell the shares. Also, no estimate may be given as to the time that this application process will require. Even if our common stock is quoted or granted a listing, a market for the common shares may not develop.

We qualify as an "emerging growth company" within the meaning of the federal securities laws. For as long as we are an emerging growth company, we will not be required to comply with the requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an emerging growth company.

We will continue to qualify as an emerging growth company until the earliest to occur of (1) the last day of the fiscal year during which we had total annual gross revenues of at least $1 billion (as indexed for inflation), (2) the last day of the fiscal year following the fifth anniversary of the date of our initial public offering under this prospectus, (3) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt and (4) the date on which we are deemed to be a “large accelerated filer,” as defined under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Under U.S. federal securities legislation, our common stock is known as a "penny stock". Penny stock is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a potential investor's account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve an investor's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination. Brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SUMMARY FINANCIAL DATA

The following table summarizes selected historical financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The summary balance sheet and statement of operations for the fiscal years ended December 31, 2019 and 2018 , respectively, are derived from the financial statements of Live, Inc., a California corporation, included elsewhere in this prospectus. These financials include all adjustments, consisting of normal recurring adjustments, that our management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

Balance Sheet

	December 31, 2019	December 31, 2018

Cash	$370,255	$256,407
Total Assets	412,816	257,426
Liabilities	1,262,201	791,189
Total Stockholders’ Deficit	(849,305)	(533,763)

Statement of Operations

	Year Ended December 31, 2019	Year Ended December 31, 2018

Revenues	$-	$29,845
Net Loss	-	(18,954)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our”, “us”, or “Live Inc.” refer to the Company and its subsidiaries and not to the selling stockholders.

RISKS RELATED TO OUR FINANCIAL CONDITION

THERE IS SUBSTANTIAL DOUBT ABOUT THE COMPANY’S ABILITY TO CONTINUE AS A GOING CONCERN. The report of Michael Gillespie and Associates PLLC, our former independent registered public accounting firm, with respect to our financial statements at December 31, 2018 and the report of Prager Metis CPAs, LLC our current independent registered public accounting firm, with respect to our financial statements at December 31, 2019, each contain an explanatory paragraph as to our potential inability to continue as a going concern.  As a result, this may adversely affect our ability to obtain new financing on reasonable terms or at all. Investors may be investing in a company that will not have the funds necessary to continue to deploy its business strategies.

WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL DEVELOPING COMPANY. We were incorporated in California on September 6, 2016. We have limited financial resources and have not started generating revenues. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities.

FAILURE TO RAISE ADDITIONAL CAPITAL TO FUND FUTURE OPERATIONS COULD HARM OUR BUSINESS AND RESULTS OF OPERATIONS. As reflected on our balance sheet as of December 31, 2018 contained herein, we have total current assets of $257,426 and total current liabilities of $791,189. We will require additional financing in order to maintain its corporate existence and to implement its business plans and strategy. The timing and amount of our capital requirements will depend on several factors, including our initial operational results with respect to user acceptance of our three platforms, the need for other expenditures, and competitive pressures. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our then-existing stockholders will likely be reduced significantly. We cannot make assurances that any financing will be available on terms favorable to us or at all. If adequate funds are not available on acceptable terms, our ability to fund our business strategy, ongoing operations, take advantage of unanticipated opportunities, or otherwise respond to competitive pressures could be significantly limited. Our business, financial condition and results of operations will be harmed by such limitations.

RISKS RELATED TO OUR BUSINESS

LACK OF COMMERCIAL ACCEPTABILITY. We launched our Philippines job search platform, www.Trabahanap.com, in June 2019, and we intend to launch our ManagerSpecial.com platform in May 2020, and our internet based broadcasting platform, www.Talguu.com, in December 2020. To date, for www.Talguu.com and www.Managerspecial.com, we have a limited or non-existent user base, limited content providers and limited or no indications of commercial acceptability. As of December 31, 2019, we have over 250,000 users on our Trahabanap platform. While we believe that our platforms will be commercially received, we cannot predict if our products will be a commercial success.

WE HAVE NO OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS. Our business has had no material operations to date. Consequently, evaluating an investment in us and predicting our future results based upon our past performance is not possible, particularly with respect to our ability to develop our products and services, to generate and sustain a revenue base sufficient to cover operating expenses or to achieve profitability. We face many of the risks and uncertainties encountered by early stage companies, and our future operating results may differ from what we expect due to many factors, including: (i) slower than expected growth; (ii) the uncertain adoption by consumers of the services that we intend to provide; and (iii) potential competition from other service providers.

OUR THREE PLATFORMS COULD FAIL TO ATTRACT OR RETAIN USERS OR GENERATE REVENUE. For our job search platform, we will need to attract enough employers willing to use our platform in the Philippines and, in particular, to pay for our platform. For our ManagerSpecial platform, we need to convince enough sellers to offer their discount products to our buyers and our ability to attract enough buyers. For our internet livecasting platform, our success will depend not only on our ability to attract and engage our livecasting users and to monetize these users; we also need to attract and migrate the users from ManagerSpecial to try out livecasting channels. In part, this will depend on our ability to attract independent content providers that produce content that will attract users willing to pay for such content.  We may not be successful in our efforts to generate meaningful revenue from our three platforms over the long term. If we fail to engage users, marketers, or employers, or if we are unsuccessful in our monetization efforts, we may fail to attract or retain users or to generate enough revenue, operating margin, or other value to justify our investments, and our business may fail.

WE HAVE RESTATED OUR FINANCIAL STATEMENTS FOR THE DECEMBER 31, 2017 YEAR END PERIOD. Our December 31, 2017 audited financial statements were restated to correct the accounting for the forgiveness of accrued compensation (See Note 6-RESTATEMENT to our audited financial statements for the annual periods ended December 31, 2017 and 2018 herein).  The restatement could impair our reputation or could cause a loss of confidence by shareholders or potential investors, including prospective investors to our Public Offering. This event potentially could have a material adverse effect on our business, financial condition, results of operations and future stock price.

OUR COMPANY CANNOT PREDICT IF IT CAN ACHIEVE PROFITABLE OPERATIONS. The Company has only had limited operations to date and requires significant additional financing to reach its projected milestones, which includes further product development relating to the launch of our internet broadcasting platform, product marketing to attract users and general overhead expenditures. While the Company considers its business to be highly prospective, nonetheless it may be difficult for the Company to attract funding necessary to reach its projected milestones. Moreover, even if it achieves its projected milestones, the Company cannot predict whether it will reach profitable operations.

OUR BUSINESS IS HIGHLY COMPETITIVE. COMPETITION PRESENTS AN ONGOING THREAT TO THE SUCCESS OF OUR BUSINESS. We face significant competition in every aspect of our business, including from companies that provide job search or placement capabilities, web based content similar to what we plan on offering and websites offering discount products and services. We compete with companies that offer full-featured products that replicate the range of content and related capabilities we provide. We also compete with companies that develop applications, particularly mobile applications, that provide social or other communications functionality, such as messaging, photo- and video-sharing, and micro-blogging, and companies that provide web- and mobile-based information and entertainment products and services that are designed to engage users and capture time spent online and on mobile devices. In addition, we face competition from traditional, online, and mobile businesses that provide media for marketers to reach their audiences and/or develop tools and systems for managing and optimizing advertising campaigns.

Most, if not all, of our current and potential competitors may have significantly greater resources or better competitive positions in certain product segments, geographic regions or user demographics than we do. These factors may allow our competitors to respond more effectively than us to new or emerging technologies and changes in market conditions.

Our competitors may develop products, features, or services that are like ours or that achieve greater acceptance, may undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. Certain competitors could use strong or dominant positions in one or more markets to gain competitive advantage against us in our target market or markets.  As a result, our competitors may acquire and engage users or generate revenue at the expense of our own efforts, which may negatively affect our business and financial results.

We believe that our ability to compete effectively depends upon many factors both within and beyond our control, including:

●	the popularity, usefulness, ease of use, performance, and reliability of our products and content compared to our competitors' products;
●	the size and composition of our user base;
●	the engagement of our users with our products and competing products;
●	the timing and market acceptance of products, including developments and enhancements to our or our competitors' products;
●	our ability to monetize our products;
●	our customer service and support efforts;

●	acquisitions or consolidation within our industry, which may result in more formidable competitors;
●	our ability to cost-effectively manage and grow our operations;
●	our reputation and brand strength relative to those of our competitors; and
●	our management’s ability to manage a start-up enterprise.

OUR COSTS ARE CONTINUING TO GROW, WHICH COULD HARM OUR BUSINESS AND PROFITABILITY. Operating our business will be costly and we expect our expenses to continue to increase in the future as we expand our broadcast channels and the broadcast hours per channel. We expect to continue to use cloud based servers, recruit users and content producers and employ other efforts to operate and expand our business around the world, including in countries and/or projects where we may not have a clear path to monetization.  In addition, we intend to increase marketing, sales, and other operating expenses to grow our operations and to remain competitive. Increases in our costs may adversely affect our business and profitability. Our expenses are expected to grow faster than our revenue in the near term and may be greater than we anticipate, and our investments may not be successful.

WE DEPEND ON OUR TWO OFFICERS AND THE LOSS OF THEIR SERVICES WOULD FORCE US TO EXPEND TIME AND RESOURCES IN PURSUIT OF REPLACEMENTS WHICH COULD ADVERSELY AFFECT OUR BUSINESS. We consider our two officers to be essential to the success of the business. Currently, they are subject to written consulting agreements which allows them to terminate their agreement at any time. One of our officers are only working part time. Although they have not indicated any intention of leaving the Company, the loss of either officer, in particular Mr. Wong, could have a negative impact on our ability to fulfill our business plan and achieve profitable operations.

WE MAY INCUR SIGNIFICANT COSTS TO BE A PUBLIC COMPANY TO ENSURE COMPLIANCE WITH U.S. CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS AND WE MAY NOT BE ABLE TO ABSORB SUCH COSTS. We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect these costs to approximate at between $18,000 to $50,000 per year, consisting of legal, accounting, EDGAR conversion and transfer agent fees. We expect all these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We may not be able to cover these costs from our operations and may need to raise or borrow additional funds. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, we may not be able to absorb these costs of being a public company which will negatively affect our business operations.

OUR OFFICERS AND DIRECTORS BENEFICIALLY OWN A SIGNIFICANT AMOUNT OF THE OUTSTANDING COMMON STOCK AS OF THE DATE OF THIS FILING AND COULD TAKE ACTIONS DETRIMENTAL TO YOUR INVESTMENT FOR WHICH YOU WOULD HAVE NO REMEDY. Our officers and directors beneficially own approximately 97% of the outstanding common stock as of the date of this filing. They will continue to have the ability to substantially influence the management, policies, and business operations. In addition, the rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Because of the shareholdings of the officers and directors as well as their management control, such officer and director may cause the company to engage in business combinations without seeking shareholder approval.

OUR OFFICERS AND DIRECTORS INTEND TO DEVOTE A SUFFICIENT AMOUNT OF TIME TO OUR BUSINESS. HOWEVER, WE MAY HAVE CONFLICTS OF INTERESTS IN ALLOCATING HIS TIME BETWEEN OUR COMPANY AND THOSE OF OTHER BUSINESSES AND DETERMINING TO WHICH ENTITY A PARTICULAR BUSINESS OPPORTUNITY SHOULD BE PRESENTED WHICH MAY NOT BE SUFFICIENT TO SUCCESSFULLY DEVELOP OUR BUSINESS. Our officers and directors have business interests apart from the Company. While we do not face direct competition with respect to their current business interests, we do face competition in the amount of time that each officer intends to devote to our business. Currently, they each devote a sufficient amount of time to the affairs of the Company. However, the amount of time which they may actually devote to our business may not be sufficient to fully develop our business.

WE COULD EXPERIENCE UNFORESEEN DIFFICULTIES IN BUILDING AND OPERATING KEY PORTIONS OF OUR TECHNICAL INFRASTRUCTURE. We have designed and built our own application programs and key portions of our platforms through which we provide our services, and we plan to continue to significantly expand the size of our infrastructure primarily through cloud servers and software development. The infrastructure expansion we are undertaking is complex, and unanticipated delays in the completion of these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of our products. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may only become evident after we have started to fully utilize the underlying equipment, that could further degrade the user experience or increase our costs.

OUR PRODUCTS AND INTERNAL SYSTEMS RELY ON SOFTWARE THAT IS HIGHLY TECHNICAL, AND IF IT CONTAINS UNDETECTED ERRORS, OUR BUSINESS COULD BE ADVERSELY AFFECTED. Our services and internal systems rely on software, including software developed or maintained internally and/or by third parties that is highly technical and complex. In addition, our products and internal systems depend on the ability of such software to store, retrieve, process, and manage immense amounts of data. The software on which we rely has contained, and may now or in the future contain, undetected errors, bugs, or vulnerabilities. Some errors may only be discovered after the code has been released for external or internal use. Errors or other design defects within the software on which we rely may result in a negative experience for users and marketers who use our products, delay product introductions or enhancements, result in measurement or billing errors, or compromise our ability to protect the data of our users and/or our intellectual property. Any errors, bugs, or defects discovered in the software on which we rely could result in damage to our reputation, loss of users, loss of revenue, or liability for damages, any of which could adversely affect our business and financial results.

In addition, our software and cloud based software, our cloud hosting companies, our data centers, our hardware and our own inhouse staff or contractors may cause or be subject to, unfriendly intrusions, sabotages, or viruses to our systems. Any of these events can result in minor or major harms to our Company. We have instituted passwords and hierarchical access protocols to safe guard our digital assets. There is no guarantee these measures would always succeed.

POTENTIAL DATA BREACHES. If we are successful, our services will generate and process a large quantity of personal data of user, including credit card and other financial information. We face risks inherent in handling large volumes of data and in protecting the security of such data. In particular, we face a number of challenges relating to the user data, including:

•	protecting the data in and hosted on our system, including against hacking on our system by outside parties or our employees;
•	addressing concerns related to privacy and sharing, safety, security and others;
•

complying with applicable laws, rules and regulations relating to the collection, use, disclosure of personal information, including any requests from regulatory and government authorities relating to such data;

•

Any systems failure, whether or not caused by us, or security breach or lapse that results in the release of user data could harm our reputation and brand and, consequently, our business, in addition to exposing us to potential legal liability.

As we expand our operations, we may be subject to these laws in other jurisdictions where our customers and other participants are located. The laws, rules and regulations of other jurisdictions may impose more stringent or conflicting requirements and penalties than those in the United States and Philippines, compliance with which could require significant resources and costs. Our privacy policies and practices concerning the collection, use and disclosure of user data will be posted on our websites. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any regulatory requirements or privacy protection-related laws, rules and regulations could result in proceedings or actions against us by authorities or others. These proceedings or actions may subject us to significant penalties and negative publicity, require us to change our business practices, increase our costs and severely disrupt our business. In addition, we may be subject to litigation resulting from any data breaches, which likewise will severely disrupt our business.

PROBLEMS WITH CONTENT DELIVERY SERVICES, BANDWIDTH PROVIDERS, DATA CENTERS OR OTHER THIRD PARTIES COULD HARM OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS. Our business relies significantly on third-party vendors, such as data centers, content delivery services and bandwidth providers. If any third-party vendor fails to provide their services or if their services are no longer available to us for any reason and we are not immediately able to find replacement providers, our business, financial conditions or results of operations could be materially adversely affected.

Additionally, any disruption in network access or related services provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm our business operations. If our service is disrupted, we may lose revenues due to our inability to provide services to our franchised learning centers and we may be obligated to compensate these franchisees for their loss. Our reputation also may suffer in the event of a disruption. Any financial or other difficulties our providers face may negatively impact our business and we are unable to predict the nature and extent of any such impact. We exercise very little control over these third-party vendors, which increases our vulnerability to problems with the services they provide. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services could negatively impact our relationships with our franchisees and materially adversely affect our brand reputation and our business, financial condition or results of operations and expose us to liabilities to third parties.

WE EXPECT OUR QUARTERLY RESULTS TO FLUCTUATE WHICH MAY ADVERSELY AFFECT OUR STOCK PRICE. We expect that our quarterly results will fluctuate significantly. We believe that period-to-period comparisons of our operating results are not meaningful. Additionally, if our operating results in one or more quarters do not meet securities analysts' or your expectations, the price of our common stock could decrease.

IF OUR COSTS AND EXPENSES ARE GREATER THAN ANTICIPATED AND WE ARE UNABLE TO RAISE ADDITIONAL WORKING CAPITAL, WE MAY BE UNABLE TO FULLY FUND OUR OPERATIONS AND TO OTHERWISE EXECUTE OUR BUSINESS PLAN. Our currently available working capital will be sufficient to continue our existing operations through June 2020. Should our costs and expenses prove to be greater than we currently anticipate, or should we change our current business plan in a manner that will increase or accelerate our anticipated costs and expenses, the depletion of our working capital would be accelerated. To the extent it becomes necessary to raise additional cash in the future as our current cash and working capital resources are depleted, we will seek to raise it through the public or private sale of debt or equity securities (including funds from our Public Offering), funding from joint-venture or strategic partners, debt financing or short-term loans, or a combination of the foregoing. We may also seek to satisfy indebtedness without any cash outlay through the private issuance of debt or equity securities. We currently do not have any binding commitments for, or readily available sources of, additional financing. We cannot give you any assurance that we will be able to secure the additional cash or working capital we may require to continue our operations.

IF WE REQUIRE ADDITIONAL CAPITAL AND EVEN IF WE ARE ABLE TO RAISE ADDITIONAL FINANCING, WE MIGHT NOT BE ABLE TO OBTAIN IT ON TERMS THAT ARE NOT UNDULY EXPENSIVE OR BURDENSOME TO THE COMPANY OR DISADVANTAGEOUS TO OUR EXISTING SHAREHOLDERS. If we require additional capital and even if we are able to raise additional cash or working capital through the public or private sale of debt or equity securities, funding from joint-venture or strategic partners, debt financing or short-term loans, or the satisfaction of indebtedness without any cash outlay through the private issuance of debt or equity securities, the terms of such transactions may be unduly expensive or burdensome to the Company or disadvantageous to our existing shareholders. For example, we may be forced to sell or issue our securities at significant discounts to market, or pursuant to onerous terms and conditions, including the issuance of preferred stock with disadvantageous dividend, voting or veto, board membership, conversion, redemption or liquidation provisions; the issuance of convertible debt with disadvantageous interest rates and conversion features; the issuance of warrants with cashless exercise features; the issuance of securities with anti-dilution provisions; and the grant of registration rights with significant penalties for the failure to quickly register. If we raise debt financing, we may be required to secure the financing with all of our business assets, which could be sold or retained by the creditor should we default in our payment obligations.

OUR SUCCESS IS DEPENDENT ON OUR ABILITY TO RETAIN AND ATTRACT KEY PERSONNEL.

Many of our management personnel have worked for us for less than one year. Our efficiency may be limited while these employees and future employees are being integrated into our operations. In addition, we may be unable to find and hire additional qualified management and professional personnel to help lead us.

Our expenses will increase as we build an infrastructure to implement our business model. For example, we expect to hire additional employees, expand information technology systems and lease more space for our corporate offices to the extent we have capital available. Due to our current limited capital, we initially intend to offer independent contractor arrangements. If any of these and other expenses are not accompanied by increased revenue, our operating losses will be greater than we anticipate.

A SIGNIFICANT OR PROLONGED ECONOMIC DOWNTURN WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS. Our results of operations are affected by general economic conditions and the level of economic activity in the industries and markets that we serve. On an aggregate basis, our users may be less likely to purchase our software solutions and programs during economic downturns and periods of economic uncertainty. To the extent our users delay or reduce purchasing our services, our results of operations will be adversely affected. A continued economic downturn or period of economic uncertainty and a decline in the level of purchases of our users would have a material adverse effect on our business, financial condition and results of operations.

AN OCCURRENCE OF AN UNCONTROLLABLE EVENT SUCH AS THE COVID-19 PANDEMIC MAY NEGATIVELY AFFECT OUR OPERATIONS. The occurrence of an uncontrollable event such as the COVID-19 pandemic may negatively affect our operations. A pandemic typically results in social distancing, travel bans and quarantine, and this may limit access to our facilities, customers, management, support staff and professional advisors. These factors, in turn, may not only impact our operations, financial condition and demand for our products, but our overall ability to react timely to mitigate the impact of this event. Also, it may hamper our efforts to comply with our filing obligations with the Securities and Exchange Commission.

RISKS RELATED TO OUR COMMON STOCK

THE RECEIPT OF OUR COMMON STOCK IN THIS OFFERING WILL RESULT IN A TAXABLE EVENT TO YOU. As stated herein, the distribution of the common stock to you will result in a taxable event to you and you will not have any income from this event to offset such taxable obligation.

YOU MAY NOT BE ABLE TO LIQUIDATE YOUR INVESTMENT SINCE THERE IS NO ASSURANCE THAT A PUBLIC MARKET WILL DEVELOP FOR OUR COMMON STOCK OR THAT OUR COMMON STOCK WILL EVER BE APPROVED FOR TRADING ON A RECOGNIZED EXCHANGE. There is no established public trading market for our securities. Although we intend to be quoted on the OTC-QB tier of OTC Markets in the future, our shares are not and have not been quoted on any exchange or quotation system. We cannot assure you that a market maker will agree to file the necessary documents with the FINRA, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment, which will result in the loss of your investment.

 SHOULD OUR STOCK BECOME QUOTED ON THE OTC BULLETIN BOARD, IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET. Companies quoted on the OTC-QB tier of OTC Markets, such as we are seeking to become, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC-QB. If we fail to remain current on our reporting requirements, we could be removed from the OTC-QB tier. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get re-quoted on the OTC-QB tier, which may have an adverse material effect on our Company.

ONCE PUBLICLY TRADING, THE APPLICATION OF THE “PENNY STOCK” RULES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON SHARES AND INCREASE YOUR TRANSACTION COSTS TO SELL THOSE SHARES. The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE; ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF OUR COMMON STOCK. We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our Board of Directors. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

OUR COMMON STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE WHICH MAY SUBJECT US TO SECURITIES LITIGATION THEREBY DIVERTING OUR RESOURCES WHICH MAY AFFECT OUR PROFITABILITY AND RESULTS OF OPERATION. The market price for our common stock is likely to be highly volatile as the stock market in general and the market for Internet-related stocks.

The following factors will add to our common stock price’s volatility:

•	actual or anticipated variations in our quarterly operating results;

•	announcements by us of acquisitions;

•	additions or departures of our key personnel; and.

•	sales of our common stock

Many of these factors are beyond our control. These factors may decrease the market price of our common stock, regardless of our operating performance. In the past, plaintiffs have initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

UPON EFFECTIVENESS OF THIS REGISTRATION STATEMENT, WE WILL NOT BE A FULLY REPORTING COMPANY UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934, RATHER WE WILL BE SUBJECT TO THE REPORTING REQUIREMENTS OF SECTION 15(D) OF THE EXCHANGE ACT WHICH IS LESS RESTRICTIVE ON US AND OUR INSIDERS.  In order for us to become a fully reporting company under Section 12(g) of the Exchange Act, we will have to file a Registration Statement on Form 8-A. If we do not become subject to Section 12 of the Exchange Act, we will be subject to Section 15(d) of the Exchange Act, and as such we will not be required to comply with (i)  the proxy statement requirements which means shareholders may have less notice of pending matters, and

(ii) the Williams Act which requires disclosure of persons or groups that acquire 5% of a company’s publicly traded stock and also regulates tender offers.  In addition, our officer, director and 10% stockholder will not be required to submit reports to the SEC on their stock ownership and stock trading activity. These reports include Form 3, 4 and 5. Therefore, as a shareholder, less information and disclosure concerning these matters will be available to you. In addition, if we fail to become a full reporting company under Section 12(g) of the Exchange Act, our periodic reporting obligations may be automatically suspended in our next fiscal year.

REDUCED DISCLOSURE REQUIREMENTS APPLICABLE TO EMERGING GROWTH COMPANIES MAY MAKE OUR COMMON STOCK LESS ATTRACTIVE TO INVESTORS. We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•        have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•        comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•       submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•       disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We will remain an emerging growth company for up to five full fiscal years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any January 31 before that time, we would cease to be an emerging growth company as of the following December 31, or if our annual revenues exceed $1 billion, we would cease to be an emerging growth  company the following fiscal year, or if we issue more than $1 billion in  non-convertible debt in a three-year period, we would cease to be an emerging growth company immediately.

Notwithstanding the above, we are also currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, nor a majority-owned subsidiary of a parent company that is not a smaller reporting company, and has a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year.  If we are still considered a “smaller reporting company” at such time as we cease to be an “emerging growth company,” we will be subject to increased disclosure requirements.  However, the disclosure requirements will still be less than they would be if we were not considered either an “emerging growth company” or a “smaller reporting company.”  Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2015; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in its SEC filings due to its status as an “emerging growth company” or “smaller reporting company” may make us less attractive to investors given that it will be harder for investors to analyze the Company’s results of operations and financial prospects and, as a result, it may be difficult for us to raise additional capital as and when we need it.

IN THE FUTURE, WE MAY ISSUE ADDITIONAL COMMON AND PREFERRED SHARES, WHICH WOULD REDUCE INVESTORS’ PERCENT OF OWNERSHIP AND MAY DILUTE OUR SHARE VALUE. Our Articles of Incorporation authorize the issuance of 10,000,000,000 shares of common stock. As of the date of this prospectus, the Company had 7,515,500 shares of common stock issued and outstanding. Accordingly, we may issue up to an additional 9,992,484,500 shares of common stock without shareholder approval. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

THE OFFERING

 Background on Distribution.

On December 5, 2019 , the Company entered into a consulting agreement with the Wonder International Education & Investment Group Corporation, an Arizona corporation (“Wonder”) pursuant to which Wonder received 115,500 shares of common stock of the Company in exchange for certain consulting services to be performed by Wonder. The agreement extends until December 4, 2020. Under the Agreement, Wonder is obligated to use its best efforts to find business partners in South East Asia for the Company. In fulfillment of its obligations under the agreement, Wonder currently is in discussions with a potential business partner in South East Asia relating to the Company’s job search platform.

In addition , as part of that agreement, the Company agreed to file this registration statement at its own expense. Upon effectiveness of this registration statement, the 115,500 shares of common stock presently held by Wonder will be distributed to its shareholders on a ratable basis (“Distribution”). Mr. Wong is the sole officer and director and the majority shareholder of Wonder, owning 66.67% of the outstanding Wonder common stock. Consequently, he will receive 77,000 shares out of the total of 115,500 shares (or 66.67% of the shares) issued in the Distribution.

The Company entered into the consulting agreement and agreed to the Distribution, in part, to expand its shareholder base for a future listing on OTC Markets Pink Sheet or QB platforms. At the present time, the Company has 10 shareholders of record. Immediately following the Distribution (upon the effectiveness of this registration statement), the Company will have in excess of 300 shareholders of record.

Reasons for Furnishing this Prospectus.

We are furnishing this Prospectus solely to provide information on our company to the Wonder shareholders who will receive shares of our common stock in the Distribution. You should not construe this Prospectus as an inducement or encouragement to buy, hold or sell any of our securities.

Important Federal Income Tax Consequences

The shares received by the Wonder shareholders are taxable as a dividend.  We do not have any ruling from the U.S. Internal Revenue Service, nor do we have a favorable opinion by our accounting firm or any other expert confirming the Distribution’s tax status, nor do we plan to obtain one.  Wonder shareholders should consult with their own tax advisor as to the particular consequences of the Distribution to them.

Results of the Distribution

Upon effectiveness of this registration statement, you will be furnished a copy of this prospectus along with a book entry evidencing the number of shares of our common stock you received in the Distribution.

We will receive no proceeds from the Distribution. Please refer to the sections of this prospectus entitled "Risk Factors" before making an investment in the common stock of the Company.

 PLAN OF DISTRIBUTION

There is no public market for our common stock. Our common stock is currently held by nine shareholders. Therefore, the current and potential market for our common stock is limited and the liquidity of our shares may be severely limited. No market maker has agreed to file an application with FINRA. There can be no assurance as to whether a market maker will file an application with FINRA or such market maker’s application will be accepted by FINRA nor can we estimate the time period that will be required for the application process. In the absence of quotation or listing, no market is available for investors in our common stock to sell their shares. We cannot provide any assurance that a meaningful trading market will ever develop or that our common stock will ever be quoted or listed for trading.

If the shares of our common stock ever become tradable, the trading price of our common stock could be subject to wide fluctuations in response to various events or factors, many of which are beyond our control. As a result, investors may be unable to sell their shares at or greater than the price at which they are being offered.

Distribution Shares

This Prospectus covers the distribution of 115,500 shares of our common stock owned by Wonder to its shareholders (“Distribution Shares”). The mechanics of the Distribution will be performed by the Company or our transfer agent, Action Stock Transfer.

The Distribution Shares when received by each Wonder shareholder will be “restricted securities” as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (“Securities Act”). The Distribution Shares will be tradable in accordance with exemptions from registration under the Securities Act, except that any shares acquired by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below. After giving effect to the Distribution, Mr. Keith Wong will hold a total of approximately 8,156,692 shares, or approximately 97% of the common stock outstanding as of the date of this Prospectus.  Sale limitations under Rule 144 for affiliates include the requirement for current public information about the Company; selling the shares pursuant to broker transactions; and limitations on the number of shares sold within a three-month period. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration promulgated under the Securities Act. Subject to the provisions of Rule 144, all of the outstanding shares of common stock that are currently restricted will be available for sale in the public market over the next six months under Rule 144.

In general, under Rule 144 as currently in effect, a person, or group of persons whose shares are required to be aggregated, who is deemed to have been an affiliate at any time during the three months preceding a sale, who has beneficially owned shares that are restricted securities as defined in Rule 144 for at least six months is entitled to sell, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed 1% of the then outstanding shares of our common stock, which will be approximately 83,920 shares.

In addition, a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell all of their shares, provided the availability of current public information about our company. To the extent that shares were acquired from one of our affiliates, a person's holding period for the purpose of effecting a sale under Rule 144 would commence on the date the shares were acquired from the affiliate.

DIVIDEND POLICY

We have never paid cash or any other form of dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.

MARKET FOR SECURITIES

There is no established public market for our common stock, and a public market may never develop. No market maker has agreed to file an application with FINRA. There can be no assurance as to whether such a market maker will agree to file an application or the market maker’s application will be accepted by FINRA nor can we estimate the time period that will be required for the application process. Even if our common stock were quoted in a market, there may never be substantial activity in such market. If there is substantial activity, such activity may not be maintained, and no prediction can be made as to what prices may prevail in such market.

If we become able to have our shares of common stock quoted on the OTC-QB tier of OTC Markets, we will then try, through a broker-dealer and its’ clearing firm, to become eligible with the DTC to permit our shares to be traded electronically. If an issuer is not “DTC-eligible,” its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today (especially OTC Markets), means that shares of a issuer will not be able to be traded (technically the shares can be traded manually between accounts, but this may take days and is not a realistic option for issuers relying on broker-dealers for stock transactions - like all the companies on the OTC Markets). What this means is that while DTC-eligibility is not a requirement to trade on the OTC Markets, it is however a necessity to efficiently process trades on the OTC Markets if a company’s stock is going to trade with any volume. There are no assurances that our shares will ever become DTC-eligible or, if they do, how long it may take.

We do not have common stock or equity subject to outstanding options or warrants to purchase or securities convertible into our common stock or equity. In general, under Rule 144, a holder of restricted common shares who is an affiliate at the time of the sale or any time during the three months preceding the sale can resell shares, subject to the restrictions described below.

If we become a public reporting company under the Exchange Act for at least 90 days immediately before the sale, then at least six months must have elapsed since those shares were acquired from us or an affiliate, and we must remain current in our filings for an additional period of six months; in all other cases, at least one year must have elapsed since the shares were acquired from us or an affiliate before they are tradable.

The number of shares sold by such person within any three-month period cannot exceed the greater of:

-	1% of the total number of our common shares then outstanding; or

-

The average weekly trading volume of our common shares during the four calendar weeks preceding the date on which notice on Form 144 with respect to the sale is filed with the SEC (or, if Form 144 is not required to be filed, then four calendar weeks preceding the date the selling broker receives the sell order) (This condition is not currently available to the Company because its securities do not trade on a recognized exchange).

Conditions relating to the manner of sale, notice requirements (filing of Form 144 with the Securities and Exchange Commission) and the availability of public information about us must also be satisfied.

All of the presently outstanding shares of our common stock are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available.

1) the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company;

2) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

3) the issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve months (or shorter period that the Issuer was required to file such reports and materials), other than Form 8-K reports; and

4) at least one year has elapsed from the time the issuer filed the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We are not a “shell company” under Rule 405 of the Securities Act Rule 12b-2 of the Exchange Act.

Current Public Information

In general, for sales by affiliates and non-affiliates, the satisfaction of the current public information requirement depends on whether we are a public reporting company under the Exchange Act:

-

If we have been a public reporting company for at least 90 days immediately before the sale, then the current public information requirement is satisfied if we have filed all periodic reports (other than Form 8-K) required to be filed under the Exchange Act during the 12 months immediately before the sale (or such shorter period as we have been required to file those reports).

-

If we have not been a public reporting company for at least 90 days immediately before the sale, then the requirement is satisfied if specified types of basic information about us (including our business, management and our financial condition and results of operations) are publicly available.

 However, no assurance can be given as to:

-	the likelihood of a market for our common shares developing,

-	the liquidity of any such market,

-	the ability of the shareholders to sell the shares, or

-	the prices that shareholders may obtain for any of the shares.

No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of our common shares, or the perception that such sales could occur, may adversely affect prevailing market prices of the common shares.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed herein are forward-looking statements. Such forward-looking statements contained in this prospectus which is a part of our registration statement involve risks and uncertainties, including statements as to:

-	our future operating results;
-	our business prospects;

-	any contractual arrangements and relationships with third parties;
-	the dependence of our future success on the general economy;

-	any possible financings; and
-	the adequacy of our cash resources and working capital.

These forward-looking statements can generally be identified as such because the context of the statement will include words such as we “believe," “anticipate,” “expect,” “estimate” or words of similar meaning. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which are described in close proximity to such statements and which could cause actual results to differ materially from those anticipated as of the date of this prospectus. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this prospectus, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

We are a smaller reporting company as defined in Rule 12b-2 of the Exchange Act. As a smaller reporting company, we are not required to provide selected financial data pursuant to Item 301 of Regulation S-K, nor are we required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. We are also permitted to provide certain modified executive compensation disclosure under Item 402 of Regulation S-K.

Summary of Business

Live Inc. (the “Company,” “our” or “we”) was formed on September 6, 2016 under the laws of the State of California under the name of Taluhu Inc. We changed our name to Live Inc. on October 3, 2016.

For our entertainment broadcasting platform, www.Talguu.com, each channel will deliver content circumscribed by a specific theme, such as personal health care, do-it-yourself topics, business formation and management, among others. The content will be provided by one or more providers who will produce and deliver the content on one of our channels. The content will be subscribed by individual viewers for a fee or on a gratuity basis. We will receive an agreed percentage of the fees. Apart from our broadcasting (or livecast) platform, we also have developed a job search platform, which matches skilled and unskilled workers and employers.

For our job search platform, www.trabahanap.com, we help to bring the employers and job hunters together to hire employees and to find jobs. It was commercially launched in the Philippines during June 2019. This platform is developed and operated by the Company, and marketed by our Philippine partner, ABS-CBN, a large national TV network in the Philippines. As of December 31, 2019, we have over 250,000 users on our trabahanap platform.

Our third platform is called ManagerSpecial, www.ManagerSpecial.com, which provides a discount market place for the sellers and buyers to find one another. Primarily, ManagerSpecial helps the sellers to sell and buyers to buy, products and services that have a limited useful life, such as bakery goods, produce, hotel rooms, and anything thing that is perishable. The sellers usually offer deep discounts to the buyers to move their excess inventories. Instead of letting their inventories become worthless after a certain time, we help the sellers turn a total loss to a partial gain; we help the buyers purchase good products at a deep discount. Furthermore, the ManagerSpecial also will help sellers promote products during their off-peak hours, in order to better utilize their idle staff and excess operational capacity. We plan to launch our ManagerSpecial in Arizona in May 2020.

Our offices are located at 7702 E Doubletree Ranch Road, Unit 300, Scottsdale, Arizona. Our telephone number is 480.289-9018. Our websites are www.Talguu.com, www.ManagerSpecial.com, and www.trabahanap.com, which is devoted exclusively to job searches in the Philippines.

Achievements to Date.

As of the date of this Prospectus, we have taken the following steps to implement our business plan:

•	Established a network of experienced database, java scripts, cloud architect and testing programmers;
•	Entered into a joint venture with a national TV broadcaster in the Philippines, ABS-CBN, to launch our job search platform, www.Trabahanap.com, in that country;
•	Developed and launched our beta website, www.Talguu.com, in beta form;
•	Developed and launched our beta website, www.ManagerSpecial.com in Arizona;
•	Developed various online tools associated with our cloud based broadcasting platforms; and
•	Raised a total of $204,000 in private placements.
•	Launched our job search platform in the Philippines, www.trabahanap.com, and as of December 31, 2019, we have over 250,000 users on this site.

.

Our Current Operations

As of December 31, 2019 , we have $370,255 in available cash which is allocated towards our operations. Without funds from any financings, including the Public Offering, we will be able to continue our existing operations on a limited basis through June 2020. During this period with our existing funds, we will be able to;

•	Continue to meet our reporting obligations under the federal securities laws after the effectiveness of this Registration Statement,

•	Continue to operate our job search website in the Philippines, which was launched in June 2019,

•

Continue to operate our ManagerSpecial website in Arizona, which was launched in that market during October 2019. However, our operations will be limited Tempe, Arizona and we will rely on word of mouth and referrals to develop market penetration of the platform in the Tempe area, and

•	Launch our Talguu website during November 2020.

As of December 31, 2019, the Company has outstanding promissory notes in favor of Mr. Keith Wong in the total amount of $420,500. Mr. Wong, the Company’s primary executive officer and controlling stockholder, has informed the Company in writing that he does not intend to demand payment, in whole or in part, of the outstanding promissory notes until the earlier of (i) December 31, 2020 or (ii) at such time as the Company receives a minimum of $2,000,000 in proceeds from a public or a private offering.

In addition, as of December 31, 2019 , the Company has accrued $693,862 in compensation to Mr. Wong, which amount will not be due until upon the earlier of; a Nasdaq listing or an aggregate of at least 51% ownership of the Company is beneficially controlled by parties other than the current management (as of March 2, 2018).

Our 12 Month Milestones.

Over the next twelve months, our milestones are:

•	Work with our partner in the Philippines to market our job search platform. We expect to generate revenues from this site in the second calendar quarter of 2020;
•	Operate our ManagerSpecial website in Arizona, expand its use into California and attempt to generate revenues from the platform;
•	Launch our Talguu.com website during December 2020.

RESULTS OF OPERATIONS

Results of Operations for the Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018.

The following table sets forth key components of the results of operations for the years ended December 31, 2019 and 2018 , respectively. The discussion following the table addresses these results.

	For the Years Ended December 31,
	2019	2018

Revenue	$-	$29,845
Cost of revenue	-	11,778
Gross Margin	-	18,067

Operating Expenses:
Officer compensation – related party	177,500	179,562
Professional fees	40,926	15,650
General and administrative expenses	92,867	169,254
Total operating expenses	311,293	364,466

Loss from operations	(311,293)	(346,399)

Other income (expense):
Interest expense	(40,812)	(20,000)
Interest income	3,992	-
Gain on forgiveness of debt	-	347,445
Total other (expense) income	(36,820)	327,445

Net loss	$(348,113)	$(18,954)

Revenues.

For the year ended December 31, 2019, we did not have any revenue. For the year ended December 31, 2018, we had revenue of $29,845 from a limited amount of consulting work performed during the period. This consulting work ceased in November 2018. For the year ended December 31, 2018, we had cost of revenues of $11,778 which consisted of programming fees.

Operating Expenses.

For the year ended December 31, 2019 , we had total operating expenses of $311,293 , as compared to total operating expenses of $364,466 for the year ended December 31, 2018 , a decrease of approximately 15% from the prior year period. Operating expenses consists of officer compensation, consulting fees, professional fees and general and administrative expenses.

Officer compensation for the year ended December 31, 2019 was $177,500 (of which $27,500 consisted of non-cash stock compensation) compared to $179,562 (of which $27,500 consisted of non-cash stock compensation) for the prior year period. Officer compensation relates to monthly compensation expense for our CEO, Mr. Keith Wong under his consulting agreement.

Professional fees for the year ended December 31, 2019 were $40,926 compared with $15,650 for the prior year end period. Professional fees consist of audit, accounting and legal expense. The increase in professional fees for the current year end period is due auditing and accounting fees in connection with the Company’s initial public offering.

General and administrative expenses for the year ended December 31, 2019 were $92,867 compared with $169,254 for the prior year end period, a decrease of 45%. The decrease in general and administrative expenses for the 2019 year end period is due primarily to a decrease in consulting expense.

Other Expense. F or the year ended December 31, 2019, we incurred interest income of $3,992 and interest expense of $40,812, as compared to no interest income and interest expense of $20,000 for the year ended December 31, 2018. The increase in interest expense in the current period is due to the increase of related party loans which occurred during the current period. In addition, the Company had a gain on the forgivingness of debt in the amount of $347,445 for the year ended December 31, 2018 which is due to the forgiveness of accrued compensation and stock payable. The Company did not have a similar event during the current fiscal year period.

Net Loss . We had a net loss of $348,113 for the year ended December 31, 2019 compared with a net loss of $18,954 for the year ended December 31, 2018 for the reasons discussed above.

Liquidity and Capital Resources

From inception through December 31, 2019, we have received total of $204,000 in funds from the private placement of our common stock. In addition, Mr. Wong, has loaned the Company the sum of $420,500 which amount is due on demand. As of December 31, 3019, our cash balance is $370,255. Mr. Wong has informed the Company in writing that he does not intend to demand payment, in whole or in part, of the outstanding promissory note until the earlier of (i) December 31, 2020 or (ii) at such time as the Company receives a minimum of $2,000,000 in proceeds from a public or private offering.

As set forth in our Business Description-Our Business Model above , we will need proceeds from public or private for the future development of our business. Given our limited cash on hand, if we are unable to receive a significant amount of the total proceeds from these offerings, we will be unable to fully develop our business plan. Thus, we are highly dependent upon the success of our ability to raise funds. Therefore, the failure thereof would result in need to seek capital from other resources such as debt financing, which may not even be available to us. However, if such financing were available, because we are in are early stages of our business plan, we would likely have to pay additional costs associated with high risk loans and be subject to an above market interest rate. At such time these funds are required, management would evaluate the terms of such debt financing. If we cannot raise additional proceeds via a private placement of its common stock or secure debt financing, it would be required to cease business operations. As a result, investors could lose all of their investment.

Recently issued accounting pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) . The ASU requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. This new guidance is not effective until 2020 since the Company is an Emerging Growth Company. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently in the process of evaluating the potential effect that the adoption of this standard will have on its consolidated financial position and results of operations.

In May 2014, the Financial Accounting Standards Board (FASB) issued ASU 2014-09, Revenue from Contracts with Customers, to establish ASC Topic 606, (ASC 606). ASU 2014-09 supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition and most industry-specific guidance throughout the Industry Topics of the Codification. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance includes a five-step framework that requires an entity to: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when the entity satisfies a performance obligation. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

In August 2015, the FASB issued ASU 2015-14, Deferral of the Effective Date, which amended the effective date for nonpublic entities to annual reporting periods beginning after December 15, 2018. In March 2016, the FASB issued an update (ASU 2016-08) to ASC 606, Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies the guidance on principal versus agent considerations. In April 2016, the FASB issued an update (ASU 2016-10) to ASC 606, Identifying Performance Obligations and Licensing, which provides clarification related to identifying performance obligations and licensing implementation guidance under ASU 2014-09. In May 2016, the FASB issued an update (ASU 2016-12) to ASC 606, Narrow-Scope Improvements and Practical Expedients, which amends guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. In December 2016, the FASB issued an update (ASU 2016-20) to ASC 606, Technical Corrections and Improvements, which outlines technical corrections to certain aspects of the new revenue recognition standard such as provisions for losses on construction type contracts and disclosure of remaining performance obligations, among other aspects. The effective date and transition requirements are the same as those in ASU 2014-09 for all subsequent clarifying guidance discussed herein.

The guidance permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (modified retrospective method). As an Emerging Growth Company, the standard is effective for the Company’s 2019 annual reporting period and for interim periods after 2019. The Company is in the process of analyzing the potential impact this standard will have on its consolidated financial position and results of operations. The Company expects to apply the modified retrospective method upon adoption.

The Company has implemented all new accounting pronouncements that are in effect.  These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Off-balance sheet arrangements

The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect or change on the Company’s financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the Company is a party, under which the Company has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

BUSINESS DESCRIPTION

Our Company Overview.

Live Inc. (the “Company,” “our” or “we”) was formed on September 6, 2016 under the laws of the State of California under the name of Taluhu Inc. We changed our name to Live Inc. on October 3, 2016.

We currently have developed and are managing three cloud based platforms:

Talguu.com.

For our entertainment broadcasting platform, www.Talguu.com, each channel will deliver content circumscribed by a specific theme, such as personal health care, do-it-yourself topics, business formation and management, among others. The content will be provided by one or more providers who will produce and deliver the content on one of our channels. The content will be subscribed by individual viewers for a fee or on a gratuity basis. We will receive an agreed percentage of the fees. Apart from our broadcasting (or livecast) platform, we also have developed a job search platform, which matches skilled and unskilled workers and employers. We plan to launch this site in December 2020, subject to available funding.

Trabahanap.com

For our job’s platform, www.trabahanap.com, we help to bring the employers and job hunters together to hire employees and to find jobs. It was commercially launched in the Philippines to the public during June 2019. This platform is developed by the Company and marketed by our Philippine partner, ABS-CBN, a large national TV network in the Philippines. As of December 31, 2019, we have over 250,000 users on this site.

ManagerSpecial.com

Our third platform, www.ManagerSpecial.com, provides a discount market place for the sellers and buyers to find one another. Primarily, ManagerSpecial helps the sellers to sell and buyers to buy, products and services that have a limited useful life, such as bakery goods, produce, hotel rooms, and anything thing that has a short expiration date. The sellers usually offer deep discounts to the buyers to move their excess inventories. Instead of letting their inventories become worthless after a certain time, we help the sellers turn a total loss to a partial gain; we help the buyers purchase good products at a deep discount. We plan to launch this site in Arizona in May 2020.

Our Business Model

Our Plan for Fiscal Year 2020.

Our plan of operations for each platform through fiscal year 2020 is as follows:

Talguu.com.  We have completed approximately 30% of the required software to commercially launch this product. We do not anticipate any further developments in the software launch during the remainder of fiscal 2020. We will need approximately $200,000 to complete the remaining 70% of the software development and $400,000 for our marketing efforts. We will use funds from the Public Offering or from other financings to develop the remaining software and fund our marketing efforts. If we are unable to obtain the required funding, the development and marketing of the platform will be delayed until we receive sufficient funding to implement our plan with respect to this platform.

Trabahanap.com. As of the date of this filing, we have completed the software development and the platform is fully operational in the Philippines. We spent an additional $20,000 for software enhancement which was completed in December 2019. Our partner presently is actively marketing and promoting the job search platform in the Philippines; however, we do not expect any meaningful revenue from this platform until September 2020.

ManagerSpecial.com. We are currently operating the platform in beta test mode. For the remainder of 2020, we are working to complete an enhanced version of the software which is anticipated to be completed in April l 2020. We anticipate spending $30,000 for this software enhancement and $25,000 for marketing of the platform in Arizona which will begin in May 2020. We will use our existing working capital to complete the software enhancement.

In addition to the above, we also will be required to spend $3,000 per month on cloud hosting for the 3 platforms in 2020.

As a result, during the remainder of fiscal 2020, without additional public or private funding, we expect to expend approximately $91,000 on our operations.

Full Implementation of Business Plan.

In order for us to fully implement our business plan, we will use our available cash of approximately $370,255 as of December 31, 2019 and we will need approximately $1,341,745 in public or private financing for a total of $1,649,000 in required funds. These funds will enable us to fully develop and market our 3 platforms for the next 12 months. The breakdown of these costs is as follows;

Amount ($)	Expenditure
50,000	Costs for being a public entity
360,000	Software programming across 3 platforms
39,000	Cloud Hosting across 3 platforms
200,000	Marketing for Manager Special Platform
400,000	Marketing for Live Cast Platform
600,000	General, administrative and miscellaneous costs,
including rent
$1,649,000

In this regard, we have filed a Form S-1 Registration Statement for an offering of our common stock totaling $2.5 million which went effective on October 31, 2019. We have not received any funds from the offering. If we are unable to receive this minimum amount of funding from the offering, the Company will be required to scale back or delay our software development and marketing efforts. Further, if we do not receive any funds from the Offering, our operations will be limited as stated in Our Plan for Fiscal Year 2020 above.

Description of our Platforms.

Our three platforms are described in greater detail below.

Talguu Platform

Our Talguu.com website, is a livecast platform which provides content developed independently by providers who produce and deliver content to our platform. Our platform is segregated by channels which focuses on a specific service market, like entertainment personal health care, do-it-yourself topics, business formation, education, entertainment, news, political talk shows, and business, among others. The topic duration can vary from minutes to hours per day, week or month. The content provider will determine whether the content is available for a fee, on a gratuity basis or for free. If fee based, a registered user can either pay for a ticket before a show starts or watch 15 minutes of content for free before deciding to pay for a ticket. If a ticket is not purchased after 15 minutes, the user will be logged out. Some content providers, however, may allow viewers to watch for free and rely on gratuities instead. In this case, our software will flash a “Please Support Me” button from time to time to entice the viewers to leave a gratuity for the provider. Other providers may provide content for free as preview of a future viewing.

We will negotiate with the content provider for an agreed percentage of the fees which we expect to range between 15% to 25% of the total ticket sales or gratuities collected by the producer. We will work with each producer to schedule air times and determine his revenue method. All channel content is provided free of ads or commercials, and thus we will not generate advertising revenue. For a content provider, we provide the delivery facility consisting of the technical infrastructure, data security, scheduling, payment gateway, and eventually in the future, a large user base.

A viewer will subscribe to the Talguu website by creating a user profile which will include payment information and the usual alert settings. Once the user logs in, he can navigate to any channel of his choosing and select a program for viewing. Our database will go through our collection of users to alert those that have expressed an interest in certain subjects that match that of a certain provider’s content. Our database also can use algorithms to alert users based on their past viewings of upcoming programs of interest.

The below images illustrate a new user registration page and program/channel schedule page:

(The actual photos, designs and usage might change as improve the content of our sites.)

Talguu will differ from YouTube and other social media networks in that each channel will host a specific theme such as personal health care, do-it-yourself topics, business formation, education, entertainment, news, political talk shows, and business, among other topics. More importantly, we enable the producers to sell tickets or receive gratuity directly from their viewers.

Presently, we continue to develop and test our platform’s live cast software which is approximately 30% complete as of the end of June 2019. We plan to bring up live one channel in the second calendar quarter of 2020. We intend to launch the full platform in December 2020. In order to establish and maintain commercial viability, we believe it necessary to recruit over 500,000 users and over 1,000 content producers. Our plan is to recruit the platform users first. We will use our job search and ManagerSpecial platforms, bloggers and influencers, and ads on the other social media platforms to attract users to our site. Our cost to attract users to our site will be variable and not predictable. If we can create viral events through our bloggers and influencers, it will increase the likelihood that we will reach a commercially viable user base. We will make business adjustments based on the result attained and the funding available, including funding from the Public Offering.

Trabahanap Platform

Our Trabahanap website is a job search platform for the Philippines. We commercially launched the platform during June 2019. We do not expect to generate any meaning revenue until June 2020 as many of the employers will be given an introductory free trial period. The platforms will match skilled and unskilled workers with employers. The Philippine website is www.trabahanap.com. This site will be linked to the talguu.com website. Our Philippines job search site is designed to help the job seekers and employers in industries like retail, warehousing, hospitality, manufacturing, and media among other industries. The site will be for part time and full-time workers. There are no fees for the job seekers, however, employers will pay fees to the Company for downloading resumes and contact info. An employer would sign on as a new user, upload their company’s credentials such as incorporation certificate, corporate ID, and a description of the business. A site administrator will review company information and determine if the submitted material comports with the government records which we obtain online. The new employer then can post their jobs after paying the appropriate fees. Our fees would be competitively set relative to the local market. A job seeker would sign on as a new member, with information like: name, gender, age, email address, phone number, and a description of past job experience and other relevant information. Once approved by an automated email validity check, the new job applicant would be available for prospective employers to contact by email or phone. We are not involved in the actual hiring or vetting processes, which is performed by the employers and job seekers themselves.

The below images illustrate the home page and user login page of our job search platform in the Philippines.

The below images illustrate the search page and the open listing page of our job search platform in the Philippines

Agreement with ABS-CBN.

In March 2017, we entered into a Representation Agreement with ABS-CBN corporation, a Philippine company. ABS-CBN is the second largest television station in the Philippines. Under the agreement, we are required to develop a web based and mobile application for job searches, matching employers with prospective employees. Under the Agreement, ABS-CBN was appointed the exclusive agent to advertise, market and promote the job search platform in the Philippines. The agent also is required, at its cost and expense, to; develop and implement the brand for the web-site, conceptualize and develop marketing materials for the web-site, organize and sponsor events and promotions for the web-site and efficiently and sufficiently promote the web-site to prospective users.

The term of the agreement is five years terminating on March 31, 2021, however, the agreement is automatically renewed for five successive, five year terms unless terminated by either party. In addition, subject to a six month extension in the first year, we may terminate the agreement during the first and second year, if there are less than 1,000,000 platform users per year during such years. Under the agreement, the agent will receive 60% of the net receipts from the site and the Company receives the remaining 40% of the net receipts (gross receipts after all the relevant sales and expatriation taxes for a foreign company).

ManagerSpecial Platform

Our third website, www.ManagerSpecial.com, which provides a discount market place for the sellers and buyers to find one another. Primarily, ManagerSpecial helps the sellers to sell and buyers to buy, products and services that have a limited useful life, such as bakery goods, produce, hotel rooms, and anything thing that has a short expiration date. The sellers usually offer deep discounts to the buyers to move their excess inventories. Instead of letting their inventories become worthless after a certain time, we help the sellers turn a total loss to a partial gain; we help the buyers purchase good products at a deep discount. In May 2020, we plan to launch the ManagerSpecial in Arizona.

A registered seller can upload product pictures to our ManagerSpecial server with the quantity and price information as well as the pick up and offer expiration times. A ManagerSpecial buyer can order, pay online and then proceed to the seller’s business to pick up the paid product. In the process, our platform levies a percentage fee on the transactions ranging from 5% to 25% of the transaction price.

A registered buyer or seller signs in:

A new buyer opens an account:

Initially, a new seller will open an account at our website. We then will approve or disapprove a seller prior to posting products on our platform. Approval will be dependent on the seller products, credit and other ratings.

Our Technology and Equipment.

We are cloud based and deploy our proprietary software programs to run in the cloud as well as on our users computers and handheld devices. We believe we have minimized the technology risks with respect to the technology needed to run our business because our Chief Executive Officer has a BS and MS degree in Electrical Engineering, is capable of evaluating the necessary programs and methodology to make things happen in the cloud.

Intellectual Property

On November 14, 2018, we filed a utility patent application with the US Patent and Trademark office (Application No. 16190484). The utility patent application is in connection with certain novel claims to facilitate the buying and selling of perishable products and services from a cloud platform. While we have filed a patent application for this process involved in our ManagerSpecial platform, the lack of patent protection will not adversely impact the use of this process or the success of the platform. We can not predict whether we will successful in obtaining a patent for this process.

On February 13, 2019, we filed second utility patent application with the US Patent and Trademark office (Application No. 16275182). The utility patent application is in connection with certain novel claims for hosting and pricing live streamed events via an internet cloud based platform. While we have filed a patent application for this process involved in our www.Talguu.com platform, the lack of patent protection will not adversely impact the use of this process or the success of the platform. We can not predict whether we will successful in obtaining a patent for this process.

On August 7, 2019, we filed our third patent application with the US Patent and Trademark office (Applicantion No. 16/534,944). This utility patent application is in connection with our ManagerSpecial platform. This new patent added new novel claims for the ManagerSpecial platform business model as compared to our November 14, 2018’s patent filing.

We plan to enter into non-disclosure, confidentially and intellectual property assignment agreements with all new employees as a condition of employment. We also plan to enter into confidentiality and non-disclosure agreements with consultants, suppliers, financial partners and others to attempt to limit access to, use and disclosure of our proprietary information.

Our Growth Strategy and Marketing Efforts

Currently, we continue to develop, test, and refine the software programs for our livecast, job search, and ManagerSpecial platforms.

For our livecasting platform, www.Talguu.com, each channel will deliver content circumscribed by a specific theme, such as personal health care, do-it-yourself topics, business formation and management, among others. The content will be provided by one or more providers who will produce and deliver the content on one of our channels. The content will be subscribed by individual viewers for a fee or on a gratuity basis. We will receive a negotiated percentage of the fees.

For our jobs platform, www.Trabahanap.com, we help to bring the employers and job hunters together to hire employees and to find jobs. It was commercially in the Philippines during June 2019. This platform is developed by the Company and marketed by our Philippine partner, ABS-CBN, a large national TV network in the Philippines. As of December 31, 2019, we have over 250,000 users on this platform.

For our ManagerSpecial platform, www.ManagerSpecial.com, which provides a discount market place for the sellers and buyers to find one another. Primarily, ManagerSpecial helps the sellers to sell and buyers to buy, products and services that have a limited useful life, such as bakery goods, produce, hotel rooms, and anything thing that has a short expiration date. The sellers usually offer deep discounts to the buyers to move their excess inventories. Instead of letting their inventories become worthless after a certain time, we help the sellers turn a total loss to a partial gain; we help the buyers purchase good products at a deep discount. We plan to launch ManagerSpecial in Arizona during October 2019. We will recruit the sellers and buyers via direct sales, bloggers and influencers.

We will attend trade shows and engage the various interest groups to make our brand known. We expect to draw users from the pool of more than one billion internet users worldwide. If we can create viral events through our bloggers and influencers, our marketing costs for the livecast platform will decrease significantly.

Recruiting content providers for livecasting will be much different than recruiting users. We plan on attending conferences and meetings for the various content creator groups which will result in more one on one interactions between us and the providers. We believe a strong motivator will be the favorable income arrangement that we offer, and we will not interfere with the development and delivery of their content. We also allow the creators to set their own prices, subject to our input.

For our job search platform, we intend to use our agreement with ABS-CBN TV network in the Philippines mentioned above to drive traffic to our job search platform in the Philippines. ABS-CBN TV network will be responsible for the marketing efforts and expenses.

For our ManagerSpecial platform, we directly contact sellers to convince them to offer their products to sell on our site. We believe that their response would be positive as we help them avoid a total loss on their perishable products. As for recruiting the buyers for ManagerSpecial, we believe that our online bloggers and word of mouth referrals would be key to our success. More importantly, we need repeat buyers. We believe that the buyer’s response should be positive as we help them buy everyday food, products, and services at a deep discount.

We cannot predict whether our strategy for attracting sellers, content providers and users and will be successful.

Industry Trends.

The internet is populated by many successful ecommerce businesses like Amazon and eBay. However, there are many other ecommerce businesses which are not wildly successful. Virtually all the ecommerce businesses vie for the same advertising dollar. Industry experts claim that Facebook and Google accounted for about 99 percent of all advertising growth in the third quarter of 2016—54 percent of the pie for Google, 45 percent of it for Facebook, 1 percent for everybody else (See “How Google and Facebook have taken over the Digital Ad Industry” Fortune Magazine January 4, 2017: http://fortune.com/2017/01/04/google-facebook-ad-industry/).

The industry trends are that Facebook and Google will continue to dominate the industry and they will charge more for ads and consumers will be forced to view more irrelevant ads or they would be micro-targeted based on their viewing and spending habits. The Company believes that most of today’s online consumers are fatigued with viewing too many ads per day for internet content.

Management has recognized that, other than the behemoths like Facebook and Google, both of which are diversified and do not rely on live streaming alone, the ad based revenue model of many live streaming focused media providers, like Pandora, Snapchat, Spotify, and others, is inherently flawed in that revenue generation (from advertisers) has not been able to keep pace with the overhead necessary to operate these types of companies in an ad based environment. Most of them rely on a fixed subscription fee for unlimited content (ie songs); it would mean that each subscription can become a loss center if too many royalty based songs are downloaded. Many of these companies operate on thin gross margins as many allow unlimited streaming for a fixed or no monthly fee, and yet they are obligated to pay royalties based on streaming volume. If their ad revenues ran below their royalties, they would lose money every time a user live streams a content (song).

One well known exception is YouTube Red, which is based on subscriptions and is ad free. However, creators on YouTube Red do not have a full control of their income as they all share from one revenue pool, which is split each pay period between all the YouTube Red creators and song royalty owners.

The Company’s business model runs counter to current industry trends by eliminating advertisement based revenue and its necessary by product - annoying ads which intrude on content. Instead, our revenue stream is based on ticket sales and gratuities from site users.

Our Value Proposition.

Management believes we offer a strong value proposition to content providers and users alike.

From a user perspective, we believe the TV broadcasting industry and many web content sites have created an adversarial position with their viewers. They place too much emphasis on ad based revenues. In many cases, the content is thinly veiled information designed to create clicks for ad based programs. On average, a TV viewer and internet user spends 20%-30% of their time watching ads. In addition, many internet ads are designed to limit or reduce the viewable content on a page. In many cases, viewing content is surrounded by ads vertically and horizontally making it difficult to view or read your desired information. Users typically inadvertently or unknowingly click on ads leading them to an unwanted internet journey. As such, many internet sites have alienated many of their viewers. As discussed above, the cornerstone of our business model is to eschew advertising dollars as our revenue stream in favor of revenues from program sales and gratuities from our channels. Thus, we feel our content offering is fresh alternative for our viewers, meaning zero ads with many of channels of content managed by the channel producers.

From a content provider standpoint, we will attract and draw from the literally tens of thousands of comedians, musicians, professors, animation producers, news reporters and web gurus. Management believes many of these content providers merely lack the name recognition and media exposure of famous internet gurus. We intend to scout the internet for savvy live streaming producers, educators, bloggers and news casters, and engage them with our product offerings. We believe they will be eager to participate with us as we will provide them with the delivery facility consisting of the technical infrastructure, data security, scheduling and payment gateway. We intend to develop a large user base and drive traffic to the specific channels based upon our users’ preferences and alert settings. We also expect to capture their existing user base and migrate them to our site.

Our Competition

We operate in the internet products, services, and content markets and to a lesser extent the TV market, which are highly competitive and characterized by rapid changes, converging technologies, and increasing competition. Our most significant competition for users will come from YouTube and YouTube Red and to a lesser extent social networking sites, such as Facebook and Twitter.

Our principal considerations related to attracting and retaining online users include functionality, ease of use, diverse content from a wide range of providers, the arrangement of content by channels, and most importantly creating a user experience which is free of ad clutters. We consider our ad free content our most significant competitive advantage.

Notwithstanding our perceived competitive advantages, we face competitions from companies that are substantially larger, better-financed companies that may develop products superior to our proposed products.  Our future success depends on our ability to compete effectively with our competitors. As a result, we may have difficulty competing with larger, established competitor companies. Generally, these competitors have:

●	substantially greater financial, technical and marketing resources;

●	larger customer bases;

●	better name recognition; and

●	potentially more expansive product or channel offerings.

These competitors are likely to command a larger market share, which may enable them to establish a stronger competitive position than we have, in part, through greater marketing opportunities. Further, our competitors may be able to respond more quickly than us to new or emerging technologies and changes in user preferences and to devote greater resources than us to developing and operating networks of affinity websites. These competitors may develop products or services that are comparable or superior. If we fail to address competitive developments quickly and effectively, we may not become or be able to remain a viable entity.

Regulatory Matters

We are unaware of and do not anticipate having to expend significant resources to comply with any governmental regulations. We are subject to the laws and regulations of those jurisdictions in which we plan to conduct our services and sell advertising, which are generally applicable to business operations, such as business licensing requirements, income taxes and payroll taxes. In general, the development and operation of our business is not subject to special regulatory and/or supervisory requirements.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our management consists of:

Name	Age	Title

Keith Wong	66	Chairman, Chief Executive Officer, Chief Financial Officer and Director

Norm Klein	70	Vice President Marketing

Mr. Wong has been Chairman, Chief Executive Officer, Chief Financial Officer and Director of Live Inc. since inception (September 6, 2016). Mr. Wong brings over 30 years of experiences in sales, business management, finance, manufacturing and business networks. Prior to 2001, Mr. Wong worked as a hardware and software engineer, sales manager for several technology companies including GE, Computervision, Tektronix, and Coherent. From 2001 until 2013, Mr. Wong was President and CEO of ATC Technology Group, which became EastBridge Investment Group, which later became Cellular Biomedicine Group Inc., a Nasdaq listed company (“CBMG”). From March 5, 2013 to March 4, 2014, Mr. Wong was a director of CBMG. From August 2014 to September 6, 2016, Mr. Wong was a business consultant to mainly start up enterprises. Mr. Wong holds degrees in Bachelor of Science and Master of Science in Electrical Engineering from Rutgers University and Northeastern University, respectively. Mr. Wong has also successfully completed the Advanced Management Program (AMP 2014) for executives from Harvard Business School in 2014. Mr. Wong holds two U.S. utility patents and one U.S. design patent. In considering Mr. Wong's eligibility to serve on the Board, the Board considered his extensive experiences in finance, marketing, sales and operational matters for public and early stage companies.

Mr. Norm Klein has served as our Vice President of Marketing since November 1, 2018. Mr. Klein has been in commercial real estate since 2013 in Arizona. From 2005 to 2013, Mr. Klein was the Chief Operating Officer of EastBridge Investment Group, which later became CBMG. Mr. Klein holds a Bachelor of Science degree from Rose-Hulman Institute of Technology and a Master’s in Business Administration from Iowa University.

Potential Conflicts

The OTC-QB on which we plan to have our shares of common stock quoted does not currently have any director independence requirements. Thus, we are not currently subject to corporate governance standards defining the independence of our directors, and we have chosen to define an “independent” director in accordance with the NASDAQ Global Market’s requirements for independent directors.

Under the NASDAQ rules, our current director would not qualify as an independent director.

Since inception, Mr. Wong has dedicated a substantial amount all of his business time and attention to the affairs of the Company. However, the existing consulting agreement with Mr. Wong does not require him to work exclusively for the Company. Mr. Klein has a recent consulting agreement with the Company. Therefore, certain conflicts of interest may arise between us and our officers and director in that they may have other business interests in the future to which they devote their attention, and they may be expected to continue to do so although management time must also be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with each officer's understanding of his/her fiduciary duties to us.

Currently we have only two officers, and one is our director. We will seek to add additional officer(s) and/or director(s) as and when the proper personnel are located, and terms of employment are mutually negotiated and agreed, and we have sufficient capital resources and cash flow to make such offers.

We cannot provide assurances that our efforts to eliminate the potential impact of conflicts of interest will be effective.

Code of Business Conduct and Ethics

The Company has adopted the following Code of Business Conduct.

The conduct of our officers shall be governed by this Code of Ethics, pursuant to Section 406 of the Sarbanes-Oxley Act, in order to deter wrongdoing and to promote:

•Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships

•Full, fair, accurate, timely and understandable disclosure in reports and documents that company files with, or submits to, the Commission and in other public communications made by the Company

•Compliance with applicable governmental laws, rules and regulations

•The prompt internal reporting of violations of the Code to the appropriate person or persons identified in the Code

•Accountability for adherence to the Code

1. The Chief Executive Officer, the Chief Financial Officer, the Controller, and other senior officers performing financial management functions shall maintain the highest standards in performing their duties.

Employees subject to this requirement include the chief executive officer, the chief financial officer, controller or chief accounting officer, and any person who performs similar functions. However, the Company expects that all employees who participate in the preparation of any part of the Company's financial statements should follow these guidelines:

•Act with honesty and integrity, avoiding violations of the Code, including actual or apparent conflicts of interest with the Company in personal and professional relationships.

•Disclose to the Governance Compliance Officer any material transaction or relationship that reasonably could be expected to give rise to any violations of the Code, including actual or apparent conflicts of interest with the Company.

•Provide the Company's other employees, consultants, and advisors with information that is accurate, complete, objective, relevant, timely, and understandable.

•Endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Company's periodic reports.

•Comply with rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

•Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated.

•Respect the confidentiality of information acquired in the course of your work except where you have Company approval or where disclosure is otherwise legally mandated. Confidential information acquired in the course of your work will not be used for personal advantage.

•Maintain skills important and relevant to the Company's needs.

•Proactively promote ethical behavior among peers in your work environment.

•Achieve responsible use of and control over all assets and resources employed or entrusted to you.

•Record or participate in the recording of entries in the Company's books and records that are accurate to the best of your knowledge.

2. All known or suspected violations of the Code of Ethics shall be reported to the Governance Compliance Officer. The Corporate Secretary and Governance Compliance Officer will maintain a record of violations of the Code that are reported and of the disposition of each violation. The Company will maintain if the employee so desires, the anonymity of the employee and the confidentiality of the information that is reported. However, in order to conduct an effective investigation, it may not be possible to maintain confidentiality and anonymity.

3. Senior Financial Officers should assist in any investigation by any regulatory or law enforcement agency, elected officials or others responsible for such matters, concerning matters described in:

•Section 806 of the Sarbanes-Oxley Act, which relates to fraud.

•Section 301 of the Sarbanes-Oxley Act, which relates to questionable accounting, internal controls and auditing matters.

•Item 406 of S.E.C. Regulations S-K which relates to conduct that is not honest and ethical, conflicts of interest, and disclosures in SEC reports and other public disclosures that are not full, fair, accurate, timely and understandable, and

•Nasdaq listing requirements.

4. The Company will not retaliate against an officer, director or employee who files, causes to be filed, testifies, participates in, or otherwise assists in a proceeding filed or about to be filed regarding any matter covered in paragraph 3, above.

5. Any waivers of the Code for directors or executive officers must be approved by the Board and be promptly disclosed to shareholders.

6. The Company's Audit Committee shall also issue procedures for the reporting to them of complaints regarding accounting, internal accounting controls or auditing matters and submission to them by employees of concerns regarding accounting or auditing matters. Such procedures shall be in addition to, and not in lieu of, any procedures established by this Code of Ethics.

7. The Governance Compliance Officer shall be appointed by the CEO.

Board of Directors

All directors will hold office until the completion of their term of office, which is not longer than one year, or until their successors have been elected. All officers are appointed annually by the board of directors subject to existing employment agreements and will serve at the discretion of the board.

Involvement in Certain Legal Proceedings

Except as described below, during the past ten years, no present director, executive officer or person nominated to become a director or an executive officer of Live Inc.:

1.

had a petition under the federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	was convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining his from or otherwise limiting his involvement in any of the following activities:

i.

acting as a futures commission merchant, introducing broker, commodity trading advisor commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	engaging in any type of business practice; or

iii.	engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws; or

4.

was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of a federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3) (i), above, or to be associated with persons engaged in any such activity; or

5.

was found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and for which the judgment has not been reversed, suspended or vacated.

Committees of the Board of Directors

Our Board of Directors acts as our Audit Committee and the Board has no separate committees. We expect our Board of Directors to appoint an audit committee, a nominating committee and a compensation committee and to adopt charters relative to each such committee in the near future. We intend to appoint such persons to committees of the Board of Directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek listing on a national securities exchange.

EXECUTIVE COMPENSATION

 Summary Executive Compensation Table

The following table reflects the Summary Compensation for our named executive officers for fiscal years ended December 31, 2019, 2018 and 2017, respectively. For such periods, there were no bonus, non-equity plan compensation, nonqualified compensation earnings or other compensation other than as stated below for the named executive officers.

Name and principal position (a)	Year	Salary ($)	Stock Awards Shares($)	Total ($)
Keith Wong	2017	300,000	27,500	327,500
Chief Executive Officer and	2018	152,062	27,500	179,562
Chief Financial Officer	2019	150,000	27,500	175,500

David Talbot	2017	200,000	27,500	227,500
Former Chief Technology Officer

The Company and Mr. Keith Wong entered into a Consulting Agreement dated September 1, 2016, as amended on January 23, 2018 and March 2, 2018. Pursuant to the original agreement Mr. Wong was entitled to receive annual cash compensation of $300,000. The original agreement was amended by the parties on March 2, 2018 and Mr. Wong’s annual compensation was revised to $150,000. Payment of the cash compensation will accrue and be payable upon the earlier of; a Nasdaq listing or an aggregate of at least 51% ownership of the Company is beneficially controlled by parties other than the current management (as of March 2, 2018). In addition, he is entitled to receive 1,000,000 shares of common stock which will vest over four years (or monthly at the rate of 20,833 shares per month). The term of the agreement is four years and either party may terminate the agreement by delivering notice to the other party. For fiscal year ended December 31, 2016, Mr. Wong was entitled to receive 83,332 shares of common stock valued at $9,167 or $0.11 per share. For fiscal years ended December 31, 2017 and 2018, respectively, Mr. Wong was entitled to receive 250,000 shares of common stock valued at $27,500 or $0.11 per share for each such year. As of the date of this Prospectus, the Company has not issued any shares of common stock under the Consulting Agreement.

The Company and Mr. David Talbot entered into a Consulting Agreement dated September 1, 2016, as amended on January 23, 2018 and March 21, 2018. Pursuant to the original agreement, Mr. Talbot was entitled to receive annual cash compensation of $200,000. The original agreement was amended by the parties on March 21, 2018 and Mr. Talbot’s annual cash was revised to $100,000. As stated below, the agreement was terminated on October 1, 2018 by the parties. Payment of the cash compensation was to accrue and be payable upon the earlier of; a Nasdaq listing or an aggregate of at least 51% ownership of the Company is beneficially controlled by parties other than the current management as of March 21, 2018. In addition, he was entitled to receive 1,500,000 shares of common stock, of which 500,000 shares vested immediately and 1,000,000 shares vested over four years (or monthly at the rate of 20,833 shares per month). The term of the agreement was four years and either party could terminate the agreement by delivering notice to the other party. For fiscal year ended December 31, 2016, Mr. Talbot received 500,000 shares of common stock and was entitled to receive an additional 83,332 shares of common stock valued at $9,167 or $0.11 per share and for fiscal year ended December 31, 2016, Mr. Talbot was entitled to receive 250,000 shares of common stock valued at $27,500 or $0.11 per share for fiscal year ended December 31, 2017. On October 1, 2018, the parties entered into an agreement whereby the Company conveyed certain assets to Mr. Talbot and in exchange, the parties terminated the consulting agreement and Mr. Talbot returned 500,000 shares of common stock to the Company and he further surrendered all claims to unissued common stock and accrued compensation of $404,737 under the terminated consulting agreement.

The Company also entered into a Consulting Agreement with Norman Klein dated November 1, 2018. Mr. Klein is entitled to receive annual cash compensation of $50,000. Payment of the cash compensation will accrue and be payable upon a Nasdaq listing or an acquisition of the Company. In addition, he is entitled to receive 74,000 shares of common stock which will vest over two years (or monthly at the rate of 3,083 shares per month). The term of the agreement is four years and either party may terminate the agreement by delivering notice to the other party. The Company has not issued any shares of common stock under the Consulting Agreement.

Outstanding Equity Awards At Fiscal Year-End

The following table reflects the Outstanding Equity Awards for our named executive officers as of fiscal year ended December 31, 2019. There were no option awards as of such date.

Stock Awards

Name	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Keith Wong	166,664	18,300	0	0

Except as stated in the Stock Awards Table above, none of our named executive officers exercised any stock options, and no restricted stock awards, if any, held by our named executive officers vested during the annual period ended December 31, 2019. The Company has no activity with respect to these awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this prospectus, we had 7,515,500 shares of common stock issued and outstanding. The chart below sets forth the ownership, or claimed ownership, of certain individuals and entities. This chart discloses those persons known by the board of directors to have, or claim to have, beneficial ownership of more than 5% of the outstanding shares of our common stock as of the date of this prospectus; of all directors and executive officers of Live Inc. and of our directors and officers as a group. Except as stated herein, the address of the shareholder is the address of the Company.

Name	Number of Shares(1)	Percent of Common Stock Outstanding(1)
Officers and Directors
Keith Wong	8,156,692(2)	97%

Norman Klein	54,530(3)	<1%

Officers and Directors	8,211,222	978%
(as a Group - 2 persons)

(1)

The percent of common stock owned is calculated using the sum of (A) the number of shares of common stock owned and (B) the number of warrants and options of the Beneficial Owner that are exercisable within 60 days, as the numerator, and the sum of (Y) the total number of shares of common stock outstanding (Z) and the number of warrants and options of the Beneficial Owner that are exercisable within 60 days, as the denominator.

(2)

The amount includes 833,336 shares of common stock due Mr. Wong as of December 31, 2019 under his consulting agreement with the Company which shares are unissued and 77,000 shares of common stock to be issued to Mr. Wong in the Distribution.

(3)	The amount includes 43,162 shares of common stock due Mr. Klein as of December 31, 2019 under his consulting agreement with the Company which shares are unissued.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 5, 2019, Wonder entered into a consulting agreement with the Company pursuant to which Wonder received 115,500 shares of common stock of the Company in exchange for certain consulting services to be performed by Wonder. As part of that agreement, the Company agreed to file this registration statement at its own expense. Upon effectiveness of this registration statement, the 115,500 shares of common stock presently held by Wonder will be distributed to its shareholders on a ratable basis. Mr. Wong is the majority shareholder of Wonder and will receive 77,000 shares out of the total of 115,500 shares (or 66.67% of the shares) issued in the Distribution

The Company and Mr. Keith Wong entered into a Consulting Agreement dated September 1, 2016, as amended on January 23, 2018 and March 2, 2018. Pursuant to the original agreement Mr. Wong was entitled to receive annual cash compensation of $300,000. The original agreement was amended by the parties on March 2, 2018 and Mr. Wong’s annual compensation was revised to $150,000. Payment of the cash compensation will accrue and be payable upon the earlier of; a Nasdaq listing or an aggregate of at least 51% ownership of the Company is beneficially controlled by parties other than the current management (as of March 2, 2018). In addition, he is entitled to receive 1,000,000 shares of common stock which will vest over four years (or monthly at the rate of 20,833 shares per month). The term of the agreement is four years and either party may terminate the agreement by delivering notice to the other party. For fiscal year ended December 31, 2016, Mr. Wong was entitled to receive 83,332 shares of common stock valued at $9,167 or $0.11 per share. For fiscal years ended December 31, 2017 and 2018, respectively, Mr. Wong was entitled to receive 250,000 shares of common stock valued at $27,500 or $0.11 per share for each such year. As of the date of this Prospectus, the Company has not issued any shares of common stock under the Consulting Agreement.

On October 1, 2016, Mr. Keith Wong received 2,000,000 shares of common stock of the Company for services rendered including the organization of the Company.

On October 1, 2016, the Company issued 4,566,360 shares of common stock to OPL Capital, a company owned by Mr. Wong, at par value of $.0001 as founder shares.

On November 19, 2017, Mr. Wong bought 500,000 shares of common stock for $20,000 from a former consultant of the Company. In October 2016, the Company sold 69,000 shares of common stock to Keith Wong, CEO for cash proceeds of $69,000 and in July and August 2017, the Company sold a total of 111,000 shares of common stock to Mr. Wong for total cash proceeds of $111,000.

On July 31, 2017, the Company executed a promissory note with Mr. Wong for $200,000. The note accrues interest at a rate of 10% per annum and is due on demand. As of December 31, 2019, there is $50,200 of accrued interest.

On July 21, 2019, the Company executed second promissory note with Mr. Wong for $160,000. The note accrues interest at a rate of 4% per quarter and is due on demand. As of December 31, 2019, there is $6,400 of accrued interest

On August 16, 2019, the Company executed third promissory note with Mr. Wong for $60,000. The note accrues interest at a rate of 4% per quarter and is due on demand. As of December 31, 2019, there is 2,400 of accrued interest

Except as set forth above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

(A)	Any of our directors or officers;
(B)	Any proposed nominee for election as our director;
(C)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our common stock; or
(D)

Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

 DESCRIPTION OF CAPITAL STOCK

Introduction

We were incorporated under the laws of the State of California on September 6, 2016. We are authorized to issue 10,000,000,000 shares of common stock.

Common Stock

         Our certificate of incorporation authorizes the issuance of 10,000,000,000 shares of common stock. There are 7,515,500 shares of our common stock issued and outstanding as of the date of this prospectus that is held by nine shareholders. The holders of our common stock:

-	have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

-	are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

-	do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

-	are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders

Authorized but Unissued Capital Stock

California law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of un-issued and unreserved common stock (and/or preferred stock) may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our shares of common stock are subject to the "penny stock" rules of the Securities and Exchange Commission. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

SELECTED FINANCIAL DATA

Not applicable because we are a smaller reporting company.

SUPPLEMENTARY FINANCIAL INFORMATION

Not applicable because we are a smaller reporting company.

EXPERTS

               The financial statements of the Company as of December 31, 2017 and December 31, 2018 included in this prospectus have been audited by independent registered public accountants Preger Metis CPAs LLC and Michael Gillespie and Associates, PLLC.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Daniel H. Luciano, Esq. Califon, New Jersey.

 SHARES ELIGIBLE FOR FUTURE SALE

Immediately after the effectiveness of this registration statement, none of our shares of common will be freely tradable without restriction or further registration under the Securities Act. Our current issued and outstanding shares of 7,515,500, including the shares held by our Mr. Keith Wong, an affiliate of the Company, are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell his, her or its securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. However, Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. Rule 144 does include an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the holders of the restricted shares will be able to sell their shares, pursuant to Rule 144 three months after the effectiveness of this registration statement. However, if they remain one of our affiliates, they will only be permitted to sell a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding, which will equal 75,155 shares immediately after this offering; or
•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 would also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be distributed in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be distributed in this offering, please refer to our registration statement.

As of the effective date of our registration statement of which this prospectus is a part, we will become subject to certain informational requirements of the Exchange Act, as amended and we will be required to file periodic reports (i.e., annual, quarterly and material events) with the SEC which will be immediately available to the public for inspection and copying. In the event during the year that our registration statement becomes effective, these reporting obligations may be automatically suspended under Section 15(d) of the Exchange Act if we have less than 300 shareholders and do not file a registration statement on Form 8-A (of which we have no current plans to file). If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file such periodic reports with the SEC and access to our business information would then be even more restricted. After this registration statement on Form S-1 becomes effective, we may be required to deliver periodic reports to security holders as proscribed by the Exchange Act, as amended. However, we will not be required to furnish proxy statements to security holders and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Exchange Act until we have both 500 or more security holders and greater than $10 million in assets. This means that access to information regarding our business and operations will be limited.

You may read and copy any document we file at the SEC's public reference room at 100 F Street, N. E., Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings will also be available to the public at the SEC's web site at "http:/www.sec.gov."

You may request, and we will voluntarily provide, a copy of our filings, including our annual report which will contain audited financial statements, at no cost to you, by writing or telephoning us at the following address:

Live Inc.

315 Montgomery Street

9th Floor

San Francisco, CA 94104.

480 902 3062

LIVE, INC.

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Live, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Live, Inc. as of December 31, 2018 and the related statement of operations, changes in stockholders’ equity/deficit, cash flow, and the related notes (collectively referred to as “financial statements”) for the year ended December 31, 2018. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note #3 to the financial statements, the Company has limited operations and it has yet to attain profitability. This raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note #3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ MICHAEL GILLESPIE & ASSOCIATES, PLLC

We have served as the Company’s auditor since 2017.

Seattle, Washington

July 10, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Live, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying balance sheet of Live, Inc. (the Company) as of December 31, 2019, and the related statement of operations, stockholders’  deficit, and cash flows for year ending December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statements, the Company has an accumulated deficit of $1,364,662 at December 31, 2019, had a net loss of $348,113 and net cash used in operating activities of $64,652 and a stockholders’ deficit of $849,385 for the year ended December 31, 2019. These factors, among others, raise substantial doubt regarding the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4 to the accompanying financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Prager Metis CPA’s LLC

We have served as the Company’s auditor since 2020

Hackensack, New Jersey

March 25, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

LIVE, INC. BALANCE SHEETS
	December 31,	December 31,
	2019	2018
ASSETS
Current Assets:

Cash	$370,255	$256,407
Prepaid expenses	561	1,019
Total Current Assets	370,816	257,426

Software development costs	42,000	-

Total Assets	$412,816	$257,426

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$76,945	$17,245
Accrued Interest – related party	70,894	30,082
Note payable – related party	420,500	200,000
Accrued officer compensation – related party	693,862	543,862

Total Liabilities	1,262,201	791,189

Stockholders' Deficit:
Common stock, $0.0001 par value; 10,000,000,000 shares authorized, 7,400,000 and 7,400,000 shares issued and outstanding, respectively	791	791
Additional paid-in capital	417,200	417,200
Common stock to be issued	97,336	64,845
Treasury Stock	(50)	(50)
Accumulated deficit	(1,364,662)	(1,016,549)

Total Stockholders’ Deficit	(849,385)	(533,763)

Total Liabilities and Stockholders' Deficit	$412,816	$257,426

The accompanying notes are an integral part of these financial statements.

LIVE, INC. STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2019	2018

Revenue	$-	$29,845
Cost of revenue	-	11,778
Gross Margin	-	18,067

Operating Expenses:
Officer compensation – related party	177,500	179,562
General and administrative expenses	133,793	184,904
Total operating expenses	311,293	364,466

Loss from operations	(311,293)	(346,399)

Other income (expense):
Interest expense	(40,812)	(20,000)
Interest income	3,992	-
Gain on forgiveness of debt	-	347,445
Total other (expense) income	(36,820)	327,445

Loss before income taxes	(348,113)	(18,954)

Provision for income taxes	-	-

Net Loss	$(348,113)	$(18,954)

Loss per share, basic and diluted	$(0.00)	$(0.00)

Weighted average shares, basic and diluted	7,400,000	7,823,425

The accompanying notes are an integral part of these financial statements.

LIVE, INC. STATEMENT OF STOCKHOLDERS DEFICIT December 31, 2019
	Common Stock		Additional	Common Stock	Treasury	Accumulated
	Shares	Amount	Paid in Capital	to be Issued	Stock	Deficit	Total
Balance, December 31, 2017	7,950,000	$796	$359,853	$73,334	$-	$(997,595)	$(563,612)
Common stock issued for services – related party	-	-	-	27,500	-	-	27,500
Common stock issued for services	-	-	-	21,303	-	-	21,303
Common stock issued for services - cancelled	(550,000)	(5)	55	-	(50)	-	-
Forgiveness stock payable	-	-	57,292	(57,292)	-	-	-
Net Loss	-	-	-	-	-	(18,954)	(18,954)
Balance, December 31, 2018	7,400,000	791	417,200	64,845	(50)	(1,016,549)	(533,763)
Common stock issued for services – related party	-	-	-	27,500	-	-	27,500
Common stock issued for services	-	-	-	4,991	-	-	4,991
Net Loss	-	-	-		-	(348,113)	(348,113)
Balance, December 31, 2019	7,400,000	$791	$417,200	$97,336	$(50)	$(1,364,662)	$(849,385)

The accompanying notes are an integral part of these financial statements.

LIVE, INC. STATEMENTS OF CASH FLOWS
	For the Years Ended December 31
	2019	2018

Cash flows from operating activities:
Net Loss	$(348,113)	$(18,954)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation – related party	27,500	27,500
Stock based compensation	4,991	21,303
Forgiveness of debt	-	(347,445)
Changes in assets and liabilities:
Prepaid expenses	458	(1,019)
Accounts payable	59,700	-
Accrued expenses	-	17,245
Accrued interest – related party	40,812	20,000
Accrued compensation– related party	150,000	150,818
Accrued compensation	-	80,822

Net cash used in operating activities	(64,652)	(49,730)

Cash flows from investing activities:
Software development cost	(42,000)	-
Net cash used in investing activities	(42,000)	-

Cash flows from financing activities:
Proceeds from related party	220,500	-

Net cash provided by financing activities	220,500	-

Net increase (decrease) in cash	113,848	(49,730)

Cash, beginning of year	256,407	306,137

Cash, end of year	$370,255	$256,407

Supplemental Disclosures:
Interest paid	$-	$-
Income taxes paid	$-	$-

Supplemental disclosure of non-cash activities:
Forgiveness of common stock to be issued	$-	$57,592

The accompanying notes are an integral part of these financial statements.

LIVE, INC.

Notes to Financial Statements

December 31, 2019

NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS

Nature of Business

Live, Inc. (The “Company”), formerly known as Taluhu Inc. was organized on September 6, 2016, under the laws of the State of California. On September 29, 2016 the Company changed its name from Taluhu Inc. to Live Inc. We are cloud based broadcasting network. Each channel will deliver content circumscribed by a specific theme, such as personal health care, do-it-yourself topics, business formation and management, among others. Content will be provided by one or more providers who will produce and deliver the content on one of our channels. The content will be subscribed by individual viewers for a fee. We will receive an agreed percentage of the fees. Our offices are located 7702 E. Doubletree Ranch Road, Unit 300, Scottsdale, Arizona 85258.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates include the estimated useful lives of property and equipment.  Actual results could differ from those estimates.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits.  We continually monitor our banking relationships and consequently have not experienced any losses in our accounts.  We believe we are not exposed to any significant credit risk on cash.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents for the year ended December 31, 2019 or 2018.

Software development costs

Per ASC 985-20 expenses in the development of the software are expensed until technological feasibility has been reached and costs are determined to be recoverable. At this point additional expenses are capitalized. Capitalization ends, and amortization begins when the product is available for general release to customers. As of December 31, 2019, the Company has $42,000 of capitalized software development costs.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.  To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses approximate their fair value because of the short maturity of those instruments.  The Company’s notes payable approximates the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at December 31, 2019.

Revenue Recognition

Accounting Standards Update (“ASU”) No. 2014-09,  Revenue from Contracts with Customers  (" Topic 606 "), became effective for the Company on January 1, 2018. The Company’s revenue recognition disclosure reflects its updated accounting policies that are affected by this new standard. The Company applied the "modified retrospective" transition method for open contracts for the implementation of  Topic 606. As   sales are primarily from the sale of services to customers, and the Company has no significant post-delivery obligations, this new standard did not   result in a material recognition of revenue on the Company’s financial statements for the cumulative impact of applying this new standard.

Revenue from services are recognized under  Topic 606  in a manner that reasonably reflects the delivery of its services to customers in return for expected consideration and includes the following elements:

•	executed contracts with the Company’s customers that it believes are legally enforceable;
•	identification of performance obligations in the respective contract;
•	determination of the transaction price for each performance obligation in the respective contract;
•	allocation the transaction price to each performance obligation; and
•	recognition of revenue only when the Company satisfies each performance obligation.

These five elements, as applied as summarized below:

•

Revenue is recognized when the Company performs its obligations under the contracts it has with its customers to deliver services at an agreed upon price and it is generally when those services have been provided.

Income taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income in the period that includes the enactment date.

On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was signed into law by the President of the United States. TCJA is a tax reform act that among other things, reduced corporate tax rates to 21 percent effective January 1, 2018. FASB ASC 740, Income Taxes, requires deferred tax assets and liabilities to be adjusted for the effect of a change in tax laws or rates in the year of enactment, which is the year in which the change was signed into law. Accordingly, the Company adjusted its deferred tax assets and liabilities at December 31,2018, using the new corporate tax rate of 21 percent.

The Company adopted ASC 740-10-25 (“ASC 740-10-25”) with regard to uncertainty income taxes.  ASC 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under ASC 740-10-25, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740-10-25 also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures.  We had no material adjustments to our liabilities for unrecognized income tax benefits according to the provisions of ASC 740-10-25.

Stock-based Compensation

We account for equity-based transactions with nonemployees under the provisions of ASC Topic No. 505-50, Equity-Based Payments to Non-Employees (“ASC 505-50”). ASC 505-50 establishes that equity-based payment transactions with nonemployees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The fair value of common stock issued for payments to nonemployees is measured at the market price on the date of grant. The fair value of equity instruments, other than common stock, is estimated using the Black-Scholes option valuation model. In general, we recognize the fair value of the equity instruments issued as deferred stock compensation and amortize the cost over the term of the contract.

We account for employee stock-based compensation in accordance with the guidance of FASB ASC Topic 718, Compensation—Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.  The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered.

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.  Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period.  The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented.

For the years ended December 31, 2019 and 2018, there were no dilutive shares.

Recently issued accounting pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) . The ASU requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. This new guidance is not effective until 2020 since the Company is an Emerging Growth Company. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently in the process of evaluating the potential effect that the adoption of this standard will have on its consolidated financial position and results of operations.

In May 2014, the Financial Accounting Standards Board (FASB) issued ASU 2014-09, Revenue from Contracts with Customers, to establish ASC Topic 606, (ASC 606). ASU 2014-09 supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition and most industry-specific guidance throughout the Industry Topics of the Codification. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance includes a five-step framework that requires an entity to: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when the entity satisfies a performance obligation. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

In August 2015, the FASB issued ASU 2015-14, Deferral of the Effective Date, which amended the effective date for nonpublic entities to annual reporting periods beginning after December 15, 2018. In March 2016, the FASB issued an update (ASU 2016-08) to ASC 606, Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies the guidance on principal versus agent considerations. In April 2016, the FASB issued an update (ASU 2016-10) to ASC 606, Identifying Performance Obligations and Licensing, which provides clarification related to identifying performance obligations and licensing implementation guidance under ASU 2014-09. In May 2016, the FASB issued an update (ASU 2016-12) to ASC 606, Narrow-Scope Improvements and Practical Expedients, which amends guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. In December 2016, the FASB issued an update (ASU 2016-20) to ASC 606, Technical Corrections and Improvements, which outlines technical corrections to certain aspects of the new revenue recognition standard such as provisions for losses on construction type contracts and disclosure of remaining performance obligations, among other aspects. The effective date and transition requirements are the same as those in ASU 2014-09 for all subsequent clarifying guidance discussed herein.

The guidance permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (modified retrospective method). As an Emerging Growth Company, the standard is effective for the Company’s 2019 annual reporting period and for interim periods after 2019. The Company is in the process of analyzing the potential impact this standard will have on its consolidated financial position and results of operations. The Company expects to apply the modified retrospective method upon adoption.

The Company has implemented all new accounting pronouncements that are in effect.  These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $1,364,662 at December 31, 2019, had a net loss of $348,113 and net cash used in operating activities of $64,652 and a stockholders’ deficit of $849,385 for the year ended December 31, 2019. The Company’s ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

The Company has developed and is managing three cloud based platforms as part of our overall business plan. In order for us to fully implement our business plan, we will use our available cash of approximately $370,000 as of December 31, 2019 and we will need approximately $1,279,000 in public or private financing from the sale of our common stock for a total of $1,649,000 in required funds. These funds will enable us to fully develop and market our 3 platforms for the next 12 months.

NOTE 4 – SOFTWARE DEVELOPMENT

During the year ended December 31, 2019, the Company began to capitalize costs incurred for the development of its software programs to be used in its revenue generating operations. As of December 31, 2019, the Company has capitalized $42,000.

NOTE 5 - RELATED PARTY

On July 31, 2017, the Company executed a promissory note with Keith Wong, CEO for $200,000. The note accrued interest at a rate of 10% per annum and is due on demand. The note was amended, effective November 1, 2019, in order to change the interest rate to compounded interest at 4% per quarter. As of December 31 , 2019, there is $53,389 of accrued interest on this note.

On June 21, 2019, the Company executed a promissory note with Keith Wong, CEO, for $160,000. The loan is unsecured, accrues interest at 4% per quarter, compounded quarterly, and is due on demand. As of December 31 , 2019, there is $13,817 of accrued interest on this note.

On August 16, 2019, the Company executed a promissory note with Keith Wong, CEO, for $60,000. The loan is unsecured, accrues interest at 4% per quarter, compounded quarterly, and is due on demand. As of December 31 , 2019, there is $3,648 of accrued interest on this note.

In addition to the above loans Mr. Wong advanced the Company $500 to open a bank account in the Company’s name in the Philippines. The loan is unsecured, accrues interest at 4% per quarter, compounded quarterly, and is due on demand. As of December 31 , 2019, there is $41 of accrued interest on this note.

The Company and Mr. Keith Wong entered into a Consulting Agreement dated September 1, 2016, as amended on January 23, 2018 and March 2, 2018. The original agreement was amended by the parties on March 2, 2018 and Mr. Wong’s annual compensation was revised to $150,000. Payment of the cash compensation will accrue and be payable upon the earlier of; a Nasdaq listing or an aggregate of at least 51% ownership of the Company is beneficially controlled by parties other than the current management (as of March 2, 2018). In addition, he is entitled to receive 1,000,000 shares of common stock which will vest over four years (or monthly at the rate of 20,833 shares per month). The term of the agreement is four years and either party may terminate the agreement by delivering notice to the other party. As of December 31, 2019 and 2018, there is $693,862 and $543,862, respectively, of accrued compensation due to Mr. Wong.

During the year ended December 31 , 2019, the Company granted 250,000 shares of common stock to its CEO for services rendered, for total non-cash expense of $27,500. Since the Company’s common stock is not currently trading shares were issued at the price of shares sold to third parties of $0.11. As of December 31 , 2019, the shares have not yet been issued, and have been recorded as common stock to be issued as shown in stockholders’ deficit.

On December 5, 2019, Wonder International Education & Investment Group Corporation, an Arizona corporation  (“Wonder”), entered into a consulting agreement with the Company pursuant to which Wonder received 115,500 shares of common stock of the Company in exchange for certain consulting services to be performed by Wonder. As part of that agreement, the Company agreed, at its own expense, to file a Form S-1 registration statement with the Securities and Exchange Commission. Upon effectiveness of the registration statement, the 115,500 shares of common stock presently held by Wonder will be distributed to its shareholders on a ratable basis. Mr. Wong is the majority shareholder of Wonder and will receive 77,000 shares out of the total of 115,500 shares (or 66.67% of the shares) issued under the stated agreement. The stated shares were issued to Wonder on February 4, 2020. On February 11, 2020, the Company filed the referenced Form S-1 registration statement with the Commission.

NOTE 6 – COMMON STOCK

On October 8, 2018, 50,000 shares of common stock previously issued for services was returned to the company for nonperformance of those services.

On October 1, 2018, the Company and one of its consultants entered into a termination agreement which included terms to return 500,000 shares of common stock and forgive all accrued compensation and granted common stock to be issued. As a result, $347,445 of accrued compensation was credited to a gain on forgiveness of debt and 520,833 shares that were granted but not issued resulted in a debit to common stock to be issued of $57,592 and a credit to additional paid in capital. In addition, the 500,000 shares that were returned to the Company, valued at par pf $0.0001 as no consideration was paid for the shares, were recorded as treasury stock for $50.

Pursuant to the terms of a consulting agreement dated November 1, 2018, the Company granted 74,000 shares of common stock for services. The shares vest equally over twenty-four months. During year ended December 31 , 2019,

36,996 shares have vested for total non-cash compensation expense of $4,070. As of December 31 , 2019, the shares have not yet been issued by the transfer agent and have therefore been credited to common stock to be issued.

Pursuant to the terms of a consulting agreement dated December 5, 2019, the Company granted 115,500 shares of common stock for services. The shares were valued at $0.11 per share for total non-cash expense of $12,705. The expense is being recognized over the one year term of the contract. As of December 31, 2019, $922 has been expensed and credited to the common stock to be issued account.

Refer to Note 5 for related party equity transactions.

NOTE 7 – INCOME TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2019, the Company has recorded the full valuation allowance of $287,000.

The income tax provision (benefit) consist of the following:

	2019	2018
Federal income tax benefit attributable to:
Current operation	$73,100	$(4,000)
Less: valuation allowance	(73,100)	4,000
Net provision for Federal income taxes	-	-

On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was signed into law by the President of the United States. TCJA is a tax reform act that among other things, reduced corporate tax rates to 21 percent effective January 1, 2018.

Net deferred tax assets consist of the following components as of December 31:

	2019	2018
Deferred tax asset attributable to:
Net operating loss carryover	$287,000	$213,000
Less: valuation allowance	(287,000)	(213,000)
Net deferred tax asset	$—	$—

At December 31, 2019, the Company had operating loss carry forwards of approximately $1,365,000, respectively, which may be offset against future taxable income from the year 2020 to 2039. In accordance with Section 382 of the Internal Revenue code, the usage of the Company’s net operating loss carryforwards may be limited in the event of a change in ownership. A full Section 382 analysis has not been prepared and NOLs could be subject to limitation under Section 382.

The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the years ended December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position in the next twelve months.

The Company files income tax returns in the U.S. federal and state jurisdictions, which remain subject to examination by the various taxing authorities beginning with the tax year ended December 31, 2015 (or the tax year ended December 31, 2001 if the Company were to utilize its NOLs). No tax audits were commenced or were in process during the years ended December 31, 2019 and 2018.

NOTE 8 - SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were available to be issued and has determined that it does not have any material subsequent events to disclose in these financial statements.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None .

Item 9A. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

In connection with the preparation of this annual report, an evaluation was carried out by the Company’s management, with the participation of the principal executive officer and the principal financial officer, of the effectiveness of the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act (“Exchange Act”) as of December 31, 2019. Disclosure controls and procedures are designed to ensure that information required to be disclosed in reports filed or submitted under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the Commission’s rules and forms, and that such information is accumulated and communicated to management, including the principal executive officer and the principal financial officer, to allow timely decisions regarding required disclosures.

Based on that evaluation, the Company’s management concluded, as of the end of the period covered by this report, that the Company’s disclosure controls and procedures were not effective in recording, processing, summarizing, and reporting information required to be disclosed, within the time periods specified in the Commission’s rules and forms, and that such information was not accumulated and communicated to management, including the principal executive officer and the principal financial officer, to allow timely decisions regarding required disclosures.

Management’s Report on Internal Control over Financial Reporting

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process, under the supervision of the principal executive officer and the principal financial officer, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with United States generally accepted accounting principles (GAAP). Internal control over financial reporting includes those policies and procedures that:

●	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company’s assets;

●

Provide reasonable assurance that transactions are recorded as necessary to permit preparation of the financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and the board of directors; and

●

Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

The Company’s management conducted an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013) as set forth in its Internal Control - Integrated Framework. This assessment identified material weaknesses in internal control over financial reporting. A material weakness is a control deficiency, or a combination of deficiencies in internal control over financial reporting that creates a reasonable possibility that a material misstatement in annual or interim financial statements will not be prevented or detected on a timely basis. Since the assessment of the effectiveness of our internal control over financial reporting did identify a material weakness, management considers its internal control over financial reporting to be ineffective.

Management has concluded that our internal control over financial reporting had the following material deficiencies:

●	We were unable to maintain segregation of duties within our business operations due to our reliance on a single individual fulfilling the role of sole officer and director.

●

Lack of a functioning audit committee due to a lack of a majority of independent members and a lack of a majority of outside directors on our Board of Directors, resulting in ineffective oversight in the establishment and monitoring of required internal control and procedures.

These control deficiencies to our 2019 or 2018 interim or annual financial statements could have resulted in a material misstatement that might have been prevented or detected by a segregation of duties. Accordingly, we have determined that this control deficiency constitutes a material weakness.

To the extent reasonably possible, given our limited resources, our goal is, upon consummation of a merger with a private operating company, to separate the responsibilities of principal executive officer and principal financial officer, intending to rely on two or more individuals. We will also seek to expand our current board of directors to include additional individuals willing to perform directorial functions. Since the recited remedial actions will require that we hire or engage additional personnel, this material weakness may not be overcome in the near term due to our limited financial resources. Until such remedial actions can be realized, we will continue to rely on the advice of outside professionals and consultants.

This annual report does not include an attestation report of our registered public accounting firm regarding our internal controls over financial reporting.  Management’s report was not subject to attestation by our registered public accounting firm pursuant to Section 404(c) of the Sarbanes-Oxley Act that permit us to provide only management’s report in this annual report.

Changes in Internal Controls over Financial Reporting

During the year ended December 31, 2019, other than the change in ownership, there has been no change in internal control over financial reporting that has materially affected or is reasonably likely to materially affect our internal control over financial reporting.

Item 9B. Other Information.

None

PROSPECTUS

This Prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this Prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this Prospectus.

The information contained in this prospectus is correct only as of the date set forth on the cover page, regardless of the time of the delivery of this Prospectus.

115,500 Shares

Live Inc.

Common Stock

April 14, 2020

 Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Registrant is bearing all expenses in connection with this registration statement other than sales commissions, underwriting discounts and underwriter's expense allowances designated as such. Estimated expenses payable by the Registrant in connection with the registration and distribution of the Common Stock registered hereby are as follows:

SEC Registration fee	$1.64
*Transfer agent fees	2,500
*Blue Sky fees and expenses	5,000
*Miscellaneous expenses	2,500
Total	$10,001.64

*Indicates expenses that have been estimated for filing purposes.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Article VI of its By-laws, the Company to the maximum extent permitted by the California General Corporation Law, has power to indemnify each of its agents against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the corporation, and will have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the three years preceding the filing of this Form S-1, Registrant has issued securities without registration under the Securities Act on the terms and circumstances described in the following paragraphs.

In October 2016, the Company sold 69,000 shares of common stock to Keith Wong, the Company’s current Chief Executive Officer and Chief Financial Officer, for cash proceeds of $69,000.

On December 22, 2016, the Company issued a total of 7,713,632 shares of common stock to twelve persons under consulting agreements with the Company. Of that amount, Keith Wong received 7,066,360 shares and a former officer received 500,000 shares. On the same date, the Company issued a total of 56,368 common shares to 8 persons for cash consideration of $24,000 and 69,000 shares of common stock to Keith Wong for cash consideration of $69,000.

In July and August 2017, the Company sold a total of 111,000 shares of common stock to Mr. Wong for total cash proceeds of $111,000.

On February 4, 2020, the Company issued 115,500 shares of its common stock to Wonder International Education & Investment Group Corporation in connection with a consulting agreement entered into by the parties.

The foregoing issuances of securities were issued in reliance upon the exemption from registration provided by section 4(a)(2) under the Securities Act of 1933 as amended (the “Act”) and Regulation D promulgated thereunder. Each shareholder is a sophisticated investor and has a pre-existing relationship with the Company and each certificate bears a restrictive legend which sets for the restrictions on transfer under the Act.

ITEM 16. EXHIBITS

3.1	Articles of Incorporation and Certificate of Amendment of the Company.(1)
3.2	By-Laws of the Company.(1)
5.1	Opinion of Daniel H. Luciano, Attorney at Law.*
10.1	Consulting Agreement dated September 1, 2016 by and between Keith Wong and the Company, as amended by the First Amendment and the Second Amendment.(1)
10.2	Consulting Agreement dated September 1, 2016 by and between David Talbot and the Company, as amended by the First Amendment and the Second Amendment.(1)
10.3	Business Purchase Agreement by and between the Company and David Talbot dated October 1, 2018. (1)
10.4	Promissory note dated July 31, 2017 in favor of Mr. Keith Wong.(1)
10.5	Representation Agreement dated March 2017 by and between Live Inc. and ABS-CBN Corporation.(1)
10.6	Consulting Agreement by and between Norman Klein and the Company dated November 1, 2018. (1)
10.7	Letter dated October 15, 2019 from Keith Wong to the Company regarding outstanding loans (2)
10.8	Promissory note dated July 21, 2019 in favor of Mr. Keith Wong. (3)
10.9	Promissory note dated August 16, 2017 in favor of Mr. Keith Wong.(3)
10.10	Consulting Agreement by and between Wonder International Education & Investment Group Corporation and the Company dated December 5, 2019. (3)
23.1	Consent of Michael Gillespie & Associates, PLLC.*
23.2	Consent of Prager Metis CPA’s LLC.*
23.3	Consent of Daniel H. Luciano, Attorney at Law (included in Exhibit 5.1).(3)
99.1	Form of Subscription Agreement.(1)

* Filed herewith.

(1) Filed as an exhibit to the Company’s Form S-1 filed on March 5, 2019.

(2) Filed as an exhibit to the Company’s Amendment No. 2 to Form S-1 filed on October 18, 2019.

(3) Filed as an exhibit to the Company’s Form S-1 filed on February 11, 2020.

Exhibits are not part of the prospectus and will not be distributed with the prospectus.

ITEM 17. UNDERTAKINGS

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.	Request for Acceleration of Effective Date or Filing of Registration Statement Becoming Effective Upon Filing.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scottsdale, Arizona on April 14, 2020.

Live Inc.

/s/Keith Wong

By: Keith Wong, President, CEO, Principal Executive Officer, Treasurer, Chairman, Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Keith Wong By: Keith Wong	President, CEO, Principal Executive Officer, Treasurer, Chairman, Principal Financial Officer and Director	April 14, 2020